THIS AGREEMENT is made the 2nd day of February, 1999
BETWEEN:-

1. Blue Circle Industries PLC of 84 Eccleston Square, London SW1V 1PX, (Registered in England No. 66558) (the "Guarantor"), and

2. Blue Circle Bathrooms Limited of 84 Eccleston Square, London SW1V 1PX (Registered in England No. 605034), and

3. Blue Circle Home Products BV of Galvanistraat 20, 3861 NJ, Nijkerk, Netherlands (Registered in The Netherlands No. 197076), and

4. Blue Circle Home Products Beteilligungs-GmbH of August-Brotje-Strasse 17, D-26180 Rastede, Germany (Registered in the Federal Republic of Germany No. HRB 6910),

         (each (except the Guarantor) individually a "Seller" and together the "Sellers"),

AND

5. Ideal Standard Limited of National Avenue, Kingston Upon Hull, HU5 4JE, England (Registered in England No. 1322814) and

6. Ideal Standard S.r.l., of Via Andrea Maria Ampere 102, 20131 Milan, Italy (Registered in Italy No. 276392) and

7. WABCO Standard GmbH, of Euskirchener Strasse 80, 53121 Bonn, Germany (Registered in the Commercial Register of the local court in Bonn No. HRB 4432)

         (each individually a "Purchaser" and together the "Purchasers"),

AND

8. US Plumbing Products Inc. of 15 West 54th Street, New York, NY 10019 (Registered in Delaware) and

9. Ideal Standard IBV Limited of 15 West 54th Street, New York, NY 10019 (Registered in Delaware) and

10. Wabco Standard Export Inc. of 15 West 54th Street, New York, NY 10019 (Registered in Delaware).

WHEREAS:-

(A) Particulars of each member of the Baltic Group (as defined in this agreement) are set out in Schedule 6 (Basic Information about the Companies) and Schedule 7 (Basic Information about the Subsidiaries).

(B) The Sellers have agreed to sell and the Purchasers have agreed to purchase and pay for the Shares (as defined in this agreement) in each case on the terms and subject to the conditions of this agreement.

WHEREBY IT IS AGREED as follows:-

1.       Interpretation

1.1      In this agreement and the Schedules to it:-

       "1997 Accounts Date"                means 31st December, 1997;
       "1998 Accounts Date"                means 31st December, 1998;
       "Baltic Group"                      means together the Companies and the
                                           Subsidiaries;
       "Books and Records"                 has its common law meaning and
                                           includes, without limitation, all
                                           notices,   correspondence,    orders,
                                           inquiries,  drawings, plans, books of
                                           account and other  documents  and all
                                           computer  disks  or  tapes  or  other
                                           machine  legible  programmes or other
                                           records;
       "Business Day"                      means a day (other than a Saturday or
                                           a Sunday) on which banks are
                                           open for business in London;
       "Business Information"              means all information, know-how and
                                           records (whether or not
                                           confidential and in whatever form
                                           held);
       "Companies                          Acts" means the  Companies  Act 1985,
                                           the      Companies      Consolidation
                                           (Consequential  Provisions) Act 1985,
                                           the  Companies Act 1989 and Part V of
                                           the Criminal Justice Act 1993;
       "Companies"                         means each of the Italian Companies,
                                           the UK Company and the German
                                           Company (and "Company" shall be
                                           construed accordingly);
       "Completion"                        means completion of the sale and
                                           purchase of the Shares under this
                                           agreement;
       "Completion Date"                   means the date of this agreement;

       "Confidential  Business"            means Business Information which is
                                           not generally known  concerning
                                           Information" the Baltic Group's
                                           business,  customers,financial or
                                           other affairs;  "Covenantors" means
                                           the covenantors named in the Tax
                                           Covenant;  "Disclosure  Letter" means
                                           the letter dated the same
                                           date as this agreement written by
                                           the Sellers to the Purchasers for the
                                           purposes    of     sub-clause     7.1
                                           (Purchasers'   Remedies  and  Sellers
                                           Limitations    on   Liability)    and
                                           delivered    to    the    Purchasers'
                                           Solicitors  before the  execution  of
                                           this agreement and shall be deemed to
                                           include all documents  listed in such
                                           letter or listed in the index annexed
                                           to such letter;

       "Domination and Profit and Loss"    means the agreement  entered into
                                           between Blue Circle  Home  Products
                                           Transfer Agreement "Beteiligungs-
                                           GmbH  and Ceramica Dolomite GmbH
                                           Sanitarkeramik dated with effectfrom
                                           1st January, 1997;

       "Employees"                         means all employees of each member
                                           of the Baltic Group and "Employee"
                                           shall be construed accordingly;



       "Environment"                       has the  meaning  given  in  paragraph  19 of  Schedule  2
                                          (Warranties); "Environmental Laws" has the
                                           meaning given in paragraph 19 of Schedule 2 (Warranties);

       "Environmental Matters"             has the meaning given in paragraph 19 of Schedule 2 (Warranties);

       "Environmental  Permits"            has the meaning  given in  paragraph 19 of Schedule 2  (Warranties);

       "German Company"                    means Ceramica Dolomite GmbH  Sanitarkeramik,  basic information about which is set out in Schedule 6 (Basic information about the
                                           Companies);

       "German Purchaser"                  means WABCO Standard GmbH;

       "German  Seller"                    means Blue  Circle  Home  Products  Beteilligungs-GmbH;

       "German  Shares"                    means all of the issued  shares in the German  Company;

       "Hazardous  Material"               has the meaning given in paragraph 19 of Schedule 2
                                          (Warranties);

       "ICTA  1988"                        means the Income and  Corporation  Taxes Act 1988;

      "Information  Memorandum"            means the information  memorandum dated
                                           October 1998 entitled "Blue Circle Bathrooms" issued by
                                           Lazard Brothers & Co. Limited;

       "Intellectual Property"             means patents, trade marks and service marks, rights in designs, copyrights and topography rights (whether or not any of these is registered and including applications for registration of any such thing), rights in confidential information and know-how and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

       "IP Assignments"                    means (i) the written assignment executed on behalf of Markes &
                                           Company Limited (formerly W. Markes & Company Limited) assigning
                                           United Kingdom Registered Trade Marks Numbers 745572 and 745573
                                           MARKLAB (word) and Number 922765 MARKESEAL to Ideal Standard Limited and (ii) the written assignment executed on behalf of Blue Circle
                                           Plumbing Fixtures Limited assigning United Kingdom Registered Trade
                                           Marks Number 1482490 to Blue Circle Industries PLC, in the form set out in Schedule 11;

       "IT"                                means computer hardware and software;

       "Italian Companies"                 means Ceramica Dolomite Spa and Ceramiche Senesi S.r.l. basic information about which is set out in Schedule 6 (Basic information about the Companies);

       "Italian Shares"                    means all of the issued shares in Ceramica Dolomite S.p.a. and all the issued shares in Ceramiche Senesi S.r.l. and "Shares" shall be construed accordingly;

       "London Stock Exchange"             means the London Stock Exchange Limited;

       "Management Accounts"               means:-
                                           (i)        in respect of the  Italian
                                                      Companies  and the  German
                                                      Company,         unaudited
                                                      management   accounts  for
                                                      the year ended on the 1998
                                                      Accounts  Date prepared on
                                                      a combined basis; and
                                           (ii)       in   respect   of  the  UK
                                                      Group,           unaudited
                                                      management   accounts  for
                                                      the year ended on the 1998
                                                      Accounts  Date prepared on
                                                      a combined basis;

       "Net Debt"                          means the aggregate of (i) bank overdrafts (ii) the Blue Circle intra-group Fluctuating Interest Bearing Loan Account (FIBLA) (iii)
                                           debentures and loans and (iv) capitalised leasing obligations Less the aggregate of (1) an amount of LIT 30,000,000,000 received by
                                           Ceramica Dolomite SpA in respect of its investment in Blue Circle
                                           Home Products Finance Limited, (2) loans from the Baltic Group to the Retained Group;  and (3) cash and deposits, in each case on a combined basis for the Italian Companies and the German Company or, as the case may be, the UK Group;

       "Notarized                          Deed of Sale"  means the  short  form
                                           contract  between  Blue  Circle  Home
                                           Products   BV  and   Ideal   Standard
                                           S.r.l.,   dated   February   1  1999,
                                           certified  by the Notary  Calcagno in
                                           Belluno,  Italy, for the sole purpose
                                           of  giving  effect to the sale of the
                                           quotas of Ceramiche Senesi S.r.l.;

       "Proceedings"                       means any proceeding, suit or action arising out of or in connection with this agreement;

       "Property" or "Properties"          means freehold, leasehold or other immovable property in any part of the world;

       "Property Owner"                    means, in relation to any Relevant Property, the person referred to as owner in Schedule 8 (Relevant Properties);

       "Purchasers' Solicitors"            means Clifford Chance;

       "Relevant Property"                 means the Property or Properties referred to in Schedule 8 (Relevant
                                           Properties);

       "Retained Group"                    means,  in  relation  to  any
                                           Seller,  the  Seller  concerned,  its
                                           subsidiaries      and      subsidiary
                                           undertakings  from time to time,  any
                                           holding  company  of such  Seller and
                                           all other  subsidiaries or subsidiary
                                           undertakings   of  any  such  holding
                                           company (except members of the Baltic
                                           Group);

       "Revenue                            Authority"   means  any   government,
                                           state,  municipality  or  any  local,
                                           state,   federal  or  other   fiscal,
                                           revenue, customs or excise authority,
                                           body  or  official  anywhere  in  the
                                           world including,  without limitation,
                                           the Inland Revenue and H.M. Customs &
                                           Excise and the revenue authorities of
                                           Ireland, Italy and Germany;

       "RTPA 1976"                         means the  Restrictive  Trade  Practices Act 1976;

       "Sellers' Solicitors"               means Slaughter and May;

       "Service  Document"                 has the meaning given in  sub-clause  26.6  (Agent  for  Service);

       "Shared  Intellectual Property"     means any Intellectual Property used by any of the Companies or the Subsidiaries in their business and owned by the Retained Group immediately prior to the date of this agreement;

       "Shares"                            means all the issued shares in the capital of the Italian Companies, the UK Company and the German Company;

       "Share  Purchase  Documents"        has the meaning  given to it in clause 15.2
                                          (Entire  Agreement);

       "South  African Sale and Purchase"  means the Sale of Shares  Agreement  dated 5th  March,  1998 made  Agreement"  between  (1) Everite Limited; and (2)
                                           Armitage Shanks International Limited;

       "Statutory Accounts"                means the statutory accounts of each member of the UK Group as that term is used in Section 226 of the Companies Act 1985 and the accounts of the Italian Companies as that term is used in the
                                           Italian Civil Code and of the German Company as that term is used in the German Commercial Code, for the accounting reference period ended on the 1997 Accounts Date which financial statements comprise a balance sheet, cash flow statement (except in the case of the
                                           Italian Companies), profit and loss account, notes, auditors' and directors' reports, a copy of which has for the purpose of identification only been signed by the Sellers Solicitors and delivered to the Purchasers or the Purchasers' Solicitors;


       "Subsidiaries"                      means  the  subsidiaries  of  the  UK
                                           Company,   basic   information  about
                                           which is set out in Schedule 7 (Basic
                                           Information  about the  Subsidiaries)
                                           and  "Subsidiary"  shall be construed
                                           accordingly;

       "Supply Agreement"                  means an agreement for the
                                           supply of certain  bathroom  products
                                           to  be  entered   into  between  Blue
                                           Circle Plumbing  Fixtures Limited and
                                           Potterton Myson Limited;

       "Tax" or "Taxation"                 has the meaning given to it in clause 1 of the Tax Covenant;

       "Tax Covenant"                      means the tax covenant referred to in Schedule 1 (Completion
                                           Arrangements) and referred to in Schedule 4 (Tax Covenant);
       "TCGA 1992"                         means the Taxation of Chargeable Gains Act 1992;

       "Transitional Services Agreement"   means the transitional services agreement between Blue Circle
                                           Industries PLC and the UK Company of even date;

       "UK                                 Company"  means Blue Circle  Plumbing
                                           Fixtures  Limited,  basic information
                                           about  which is set out in Schedule 6
                                           (Basic    Information    about    the
                                           Companies);

       "UK GAAP"                           means accounting practices generally accepted in the United Kingdom;
                                           (i)     in respect of the Statutory Accounts as at the 1997 Accounts
                                                   Date;  and
                                           (ii)    in respect of the Management Accounts, as at the 1998
                                                   Accounts Date;

       "UK Group"                          means the UK Company and the Subsidiaries, details of which are set out in Schedule 7 (Basic Information about the Subsidiaries);

       "UK Shares"                         means all of the issued shares and deferred shares in the capital of the UK Company;

       "VATA 1994"                         means the Value Added Tax Act 1994;

       "Warranties"                        means the warranties set out in Schedule 2 (Warranties) and Schedule
                                           10 (Pensions) given by the Sellers and "Warranty" shall be construed accordingly;

       "Waste"                             has the meaning given in paragraph 19 of Schedule 2 (Warranties);

       "Working Hours"                     means 9.30 a.m. to 5.30 p.m. on a Business Day; and

       "Year 2000 Compliant"               means that:-
                                           (a)     no value for current date causes or will cause any
                                                   interruption in operation;
                                           (b)     date-based functionality behaves and will behave
                                                   consistently for dates prior to, during and after the year
                                                   2000;
                                           (c)     in  all  data   storage   the
                                                   century  in any  date  is and
                                                   will  be   specified   either
                                                   explicitly or by  unambiguous
                                                   algorithms   or   inferencing
                                                   rules; and
                                           (d)     the  year  2000  is and  will be
                                                   recognised as a leap year.

1.2      In this agreement, unless otherwise specified:-

(A) references to clauses, sub-clauses, paragraphs, sub-paragraphs, and Schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules to, this agreement;

(B) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made after the date of this agreement would increase or alter the liability of the Sellers under this agreement;

(C) references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(D) references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

(E) the expressions "accounting reference date", "accounting reference period", "allotment", "body corporate", "current assets", "debentures", "holding company", "paid up", "profit and loss account", "subsidiary", "subsidiary undertaking" and "wholly-owned subsidiary" shall have the meaning given in the Companies Acts;

(F) a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 ICTA 1988;

(G) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(H)               references to times of the day are to London time;

(I) headings to clauses and Schedules are for convenience only and do not affect the interpretation of this agreement;

(J) the Schedules and any attachments (but not the Tax Covenant) form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include the Schedules;

(K) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

(L)               references to the knowledge or awareness of the Sellers
                  (or  similar   phrases)  shall  be  limited  to  the  actual
                  knowledge  of  Richard  Tapp,   Michael   Schofield,   Barry
                  Cannings,  Jeremy Watts,  George Letham,  Julian  Whittaker,
                  Brian Bowes (but in the case of Brian Bowes, only with regard to environmental matters in the UK), Peter Carruthers (but in the case of Peter Carruthers, only with regard to intellectual property matters) Luigi Arsellini, Valeria Fant, Enzo Sacchiero, Marzio Serena, Fabio Mezzomo (but in the case of Fabio Mezzomo, only with regard to environmental matters in Italy), Kevin Short, Philip Trotman, Nelson Poggiato and Mark Roberts (but in the case of Mark Roberts, only with regard to pensions matters in the UK (having made enquiries of E.N. Farr, the scheme actuary of both the Blue Circle Retirement Plan and the Blue Circle Executive Plan) and Ireland (having made enquiries of Aon Beech Hill, consultant to the Irish Scheme, as defined in Schedule 10)).

2.   Sale and Purchase

2.1 The parties have agreed that:

(A) Blue Circle Bathrooms Limited shall sell, or procure the sale of, and Ideal Standard Limited shall purchase, or procure the purchase of, the UK Shares with all rights attached or accruing to them at Completion;

(B) Blue Circle Home Products BV shall sell, or procure the sale of, and Ideal Standard S.r.l. shall purchase, or procure the purchase of, the Italian Shares with all rights attached or accruing to them at Completion; and

(C) Blue Circle Home Products Beteilligungs-GmbH shall sell, or procure the sale of, and Wabco Standard GmbH shall purchase, or procure the purchase of, the German Shares with all rights attached or accruing to them at Completion.

2.2 The Shares shall be free from all charges and encumbrances and from all other rights exercisable by or claims by third parties.

2.3 The relevant Purchaser shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by each member of the Baltic Group in respect of periods commencing on or after Completion.

2.4 For the avoidance of doubt, Part 1 Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this clause.

3.       Consideration

3.1 The total consideration for the sale of the Shares shall be the payment by the Purchasers of the sum of(pound)159,375,000 payable in accordance with clause 4 (Completion).
                            --------

3.2 The parties have agreed that the total consideration for the sale of the Shares shall be allocated as follows:-

         UK Shares:                (pound)48,741,000
         Italian Shares:           (pound)109,634,000
         German Shares:   (pound)1,000,000

3.3 The parties have agreed that the total consideration for the Guarantor's non-compete undertaking contained in clause 8

         (Restrictions on Guarantor's Business Activities) shall be the payment of

         (A) (pound)10 million by U.S. Plumbing Products Inc.;

         (B) (pound)10 million by Ideal Standard IBV Ltd.; and

         (C) (pound)1 million by Wabco Standard Export Inc.

         to the Guarantor.

3.4      If:

(i) the amount of the Net Debt of the Italian Companies and the German Company and/or the UK Group in the Management Accounts is understated by any amount, the total consideration referred to in clause 3.1 shall be reduced by the amount of such understatement; and

(ii) the amount of Net Debt of the Italian Companies and the German Company and/or the UK Group in the Management Accounts is overstated by any amount, the total consideration referred to in clause 3.1 shall be increased by the amount of such overstatement;

         and any resulting decrease or increase in the amount of the total consideration shall be paid in cash by the Sellers to the Purchasers or, as the case may be, by the Purchasers to the Sellers as soon as practicable after Completion. If any such payment falls to be made the Sellers and the Purchasers will agree a reasonable apportionment of the adjustment in the consideration between the UK Shares, the Italian Shares and the German Shares.

3.5      If:

(i) the aggregate amount of the indebtedness of members of the Baltic Group to members of the Retained Group stated in paragraph 9(C) of schedule 1 to be outstanding as at the date of this agreement is overstated the Sellers will as soon as practicable following Completion procure the repayment of the amount of such overstatement to the member of the Baltic Group entitled thereto;

(ii) the aggregate amount of the indebtedness of members of the Baltic Group to members of the Retained Group stated in paragraph 9(C) of schedule 1 to be outstanding as at the date of this agreement is understated the Purchasers will as soon as practicable following Completion procure the repayment of the amount of such understatement to the member of the Retained Group entitled thereto; and

(iii) the aggregate amounts of cash and deposits of members of the Baltic Group (calculated based on practices consistently applied in producing management accounts during 1998 and, for the avoidance of doubt, an exchange rate of (pound)1 = LIT 2743.43) as at the date of this agreement is less than (pound)8,200,000 the Sellers will as soon as practicable following Completion procure the payment of the amount of such shortfall to the Purchasers;

                  Provided that if the Sellers or, as the case may be, the Purchasers claim to be entitled to any payment under this clause the party claiming to be so entitled shall produce such evidence of its entitlement as the other party may reasonably require and without prejudice to the generality of the foregoing the Sellers shall be entitled to have access to the Books and Records of the Baltic Group in accordance with clause 6.7 for the purposes of verifying any such claim by the Purchasers.

4.       Completion

4.1 Completion shall take place at 12 noon on the Completion Date at the offices of the Sellers' Solicitors at 35 Basinghall
         Street, London, EC2V 5DB.

4.2 At Completion the Sellers and the Purchasers shall do those things listed in Schedule 1 (Completion Arrangements).
                               ----------

4.3 Neither the Purchasers nor the Sellers shall be obliged to complete this agreement unless each Seller or, as the case may be, each Purchaser complies with the requirements of sub-clause 4.2 and Schedule 1 (Completion Arrangements).

4.4 Neither the Purchasers nor the Sellers shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of the Shares is completed simultaneously. This sub-clause shall not limit any other clause of this agreement and in particular clause 12 (Remedies and Waivers).

4.5 Payment by telegraphic transfer for the amounts stated in clause 3 (Consideration) in accordance with Schedule 1 paragraph 9

           (Completion Arrangements) shall constitute payment of the consideration for the Shares and for the Guarantor's non-compete undertaking contained in clause 8 (Restrictions on Guarantor's Business Activities) and shall discharge the obligations of the Purchasers under clause 2 (Sale and Purchase). --------

5.       Sellers' Warranties and Undertakings

5.1 Subject to clauses 7.1 and 7.2 (Purchasers' Remedies and Sellers' Limitations on Liability), the Sellers warrant to the Purchasers that each of the Warranties is true and accurate in all respects at the date of this agreement.

5.2 Each Purchaser acknowledges that it does not rely on and has not been induced to enter into this agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those expressly set out in this agreement or the Tax Covenant or the Transitional Services Agreement and acknowledges that neither the Sellers nor any member of the Retained Group or the Baltic Group or any of their agents, officers or employees, has given any such warranties, representations, covenants, undertakings, indemnities or other statements.

5.3 The Sellers undertake (if any claim is made against them in connection with the sale of the Shares to the Purchasers) not to make any claim against any member of the Baltic Group or any director or employee of any member of the Baltic Group on whom any of them may have relied before agreeing to any terms of this agreement or of the Tax Covenant or the Transitional Services Agreement or authorising any statement in the Disclosure Letter.

5.4 Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

5.5 If in respect of or in connection with any breach of any of the Warranties or any facts or matters warranted not being true any amount payable to the Purchasers by the Sellers whether under this clause or otherwise is subject to any deduction or withholdings required by law, such payable amounts shall be paid to the Purchasers by the Sellers so as to ensure that the net amount received by the relevant Purchaser is equal to the full amount payable to the Purchasers under this agreement.

5.6 The Purchasers shall be responsible for the recordal of the IP assignment in respect of Trade Mark Numbers 745572, 745573 MARKLAB and 922765 MARKESEAL at the United Kingdom Trade Mark Registry but the Sellers shall pay any stamp duty in relation to the IP Assignments and any official Trade Marks Registry fees in relation to the recordal of the IP Assignments at the United Kingdom Trade Marks Registry.

5.7 Blue Circle Home Products BV and Ideal Standard S.r.l. shall execute the Notarized Deed of Sale in order to give effect to the sale of all the quotas of Ceramica Dolomite S.r.l., it being understood that (i) the Notarized Deed of Sale is executed solely for the purpose of effecting the sale and that the provisions of this agreement are not intended to be impaired or superseded by such execution, (ii) the provisions of this agreement remain fully valid and enforceable and
         (iii) in the event of a conflict between such Notarized Deed of Sale and this agreement, the provisions of this agreement shall prevail.

6.       Purchasers' Warranties and Undertakings

6.1 Each Purchaser warrants and undertakes to each Seller that neither the execution of this agreement by the Purchaser nor the consummation of the transaction as contemplated by this agreement will violate, conflict with or result in the breach of any term, limitation in or provision of, or constitute a default (or an event that, with the giving of notice or the lapse of time or both, would constitute a default) under the terms, provisions or conditions of the constitutional documents of the Purchaser or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser.

6.2 Each Purchaser undertakes to hold each Seller, for itself and as trustee for its subsidiaries, indemnified and to keep it and them indemnified from and against all actions, claims, proceedings, loss, damage, all payments, costs or expenses incurred by any member of the Retained Group in relation to or arising out of any guarantee, indemnity or other contingent obligation given or undertaken by the Sellers or any member of the Retained Group in relation to or arising out of any obligations or liabilities of any member of the Baltic Group but only to the extent that full details (including as to the maximum amount of such liability) of such guarantees, indemnities and other contingent obligations are set out in the Disclosure Letter.

6.3 The Sellers shall not be liable to make any payment under this agreement nor shall the Purchasers exercise any right of set-off or counter-claim against or otherwise withhold payment of any sums stated to be payable by the Purchasers to the Sellers or under any other agreement subsisting between them unless and until such liability has been agreed or adjudged payable in legal or arbitration proceedings.

6.4 In the event that the Sellers, at any time after the date hereof, should wish to take out insurance against liability under this agreement, each Purchaser undertakes to provide such information as the prospective insurer may reasonably require before effecting such insurance subject to appropriate confidentiality undertakings being received prior to disclosure of confidential information.

6.5 The Purchasers undertake that they will procure that Ceramica Dolomite Spa will fully comply with the terms of the agreement dated 8th June, 1998 (as amended by a letter dated 14th December, 1998) between itself and Giorgio Pitzurra and in particular the provisions relating to the payment of compensation to Giorgio Pitzurra of Ceramica Dolomite Spa arising as a result of the sale of Ceramica Dolomite Spa.

6.6 The Purchasers shall not, and shall procure that no member of the Baltic Group shall, use any name or trading style or logo which includes the name and/or device "Blue Circle" or the name "Curzon" or any colourable imitation thereof, in any manner after the Completion Date which may give rise to confusion.

6.7 The Purchasers agree that, as from the Completion Date, for the purposes of the preparation and auditing of the statutory accounts of the members of the Baltic Group for the accounting reference period ended on the 1998 Accounts Date and the preparation of tax returns in respect of such period or for the purpose specified in clause 3.5, the Sellers and their professional advisers and any persons authorised by them will from time to time on giving reasonable notice and during normal working hours be given full access to the Books and Records of each member of the Baltic Group and the directors and employees of each member of the Baltic Group will be instructed to give as soon as practicable all information and explanations to the Sellers or any such persons as the Sellers may reasonably request.

6.8 The Purchasers agree that they will be liable for any Italian transfer tax which may be levied in respect of this agreement by any Revenue Authority and that they will hold each Seller, for itself and as trustee for its subsidiaries, indemnified and will keep it and them indemnified from and against any such liability levied on it or them by any Revenue Authority.

7.       Purchasers' Remedies and Sellers' Limitations on Liability

7.1 The Purchasers shall not be entitled to claim that any fact causes any of the Warranties to be breached if fairly disclosed in the Disclosure Letter or in any document listed in the index annexed to the Disclosure Letter or delivered with it in the absence of any fraud or dishonesty on the part of the Sellers.

7.2 The liability of the Sellers in respect of claims under the Warranties shall be reduced if and to the extent that the limitations set out in
         Schedule 3 (Limitations on the Sellers' Liability under the Warranties and Undertakings) apply and the liability of the Covenantors in respect of claims under the Tax Covenant shall be reduced if and to the extent that the limitations set out in Schedule 3 (Limitations on Sellers' Liabilities under the Warranties and Undertakings) are specifically stated to apply to the Tax Covenant, in the absence of any fraud or dishonesty on the part of any of the Sellers.

7.3 The Purchasers shall not be entitled to treat this agreement as terminated if, following Completion, the Purchasers become aware that there has been any material breach of the Warranties.

7.4 The Sellers and the Purchasers each acknowledge that the restrictions contained in clause 17 (Announcements) and clause 18 (Confidentiality) shall continue to apply after the termination of the sale and purchase of the Shares under this agreement without limit in time.

7.5 Except as stated expressly in this clause, this clause and Schedule 3 (Limitations on the Sellers' Liability under the Warranties and Undertakings) shall not limit any other clause of this agreement and in particular clause 12 (Remedies and Waivers).

8.       Restrictions on Guarantor's Business Activities

8.1 In consideration for the payments referred to in clause 3.3, the Guarantor undertakes that it will not do, and will procure that no member of the Retained Group does, any of the following things without the prior written consent of (i) in respect of North America, U.S. Plumbing Products Inc.; (ii) in respect of Europe, Ideal Standard IBV Limited; and (iii) in respect of any other part of the world, Wabco Standard Export Inc.:-

(A) within 60 months after the Completion Date, be engaged or (except as the holder of shares in a listed company which confer not more than five per cent. of the votes which could normally be cast at a general meeting of the company) directly interested in carrying on any business which competes with the business of any members of the Baltic Group as it is carried on at the Completion Date;

(B) except to the extent required by law, or any securities exchange or regulatory or governmental body to which the Sellers are subject or submit, wherever situated, including (without limitation) the London Stock Exchange, whether or not the requirement has the force of law, disclose to any other person or use any information which is Confidential Business Information for so long as that information remains Confidential Business Information;

                  PROVIDED THAT:-

(i) the Guarantor and any member of the Retained Group shall be entitled to disclose information which is Confidential Business Information to their professional advisers on obtaining an undertaking of confidentiality from such advisers; and

(ii) this sub-clause shall not apply in respect of any Confidential Business Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this agreement;

(C) within 12 months after Completion, solicit the custom, in relation to goods or services sold to any person by the Baltic Group in the course of its business during the 12 months before the Completion Date, of that person in respect of the same goods or services; or

(D) within 12 months after Completion, solicit or entice away from the employment of the Baltic Group any person at present an employee of the Baltic Group who, as at the date of this agreement earn a salary in excess of (pound)30,000 per annum EXCEPT for those who answer a public advertisement or those who are approached when they are no longer employed by the Baltic Group and did not cease to be so employed as a result of such solicitation or enticement.

8.2 Each undertaking contained in this clause shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Guarantor.

8.3 Nothing in this clause 8 (Restrictions on Guarantor's Business Activities) shall prevent the Guarantor or any member of the
                         --------
         Retained Group from:-

(A) carrying on anywhere in the world their present business or businesses (other than that of the Baltic Group) or any natural development thereof;

(B) acquiring another company, business or undertaking which has as a part of its business a business or businesses which are competitive with a part of the businesses of the Baltic Group, provided that such competitive businesses do not represent more than 15% of the total turnover of the company, business or undertaking acquired; or

(C) trading with its existing customers or any future customers provided it does not do so in competition with the Baltic Group.

9.       Other Agreements

9.1 The Sellers and the Purchasers hereby agree and undertake to take all necessary steps to register with the competent commercial registries in Germany (the "German Registry") the requisite forms of declaration in respect of the termination of the Domination and Profit and Loss Transfer Agreement forthwith on execution of this Agreement. The Sellers shall indemnify and keep indemnified the German Purchaser (and the Purchasers) against all costs, expenses and losses incurred by the German Purchaser and the German Company as a result of the termination of the Domination and Profit and Loss Transfer Agreement (except for fees incurred in connection with the negotiation and preparation of this Agreement).

9.2 Cancellation (Aufhebung): If the German Registry refuses to register the termination of the Domination and Profit and Loss Transfer Agreement or if for any reason whatsoever, such termination is not, or is not deemed by anyone to be, effective at the date hereof then the German Seller and the German Company hereby cancel the Domination and Profit and Loss Transfer Agreement (hebeum auf) the Domination and Profit and Loss Transfer Agreement with effect on 31st December, 1999 (24.00 hours).

9.3      The  German  Purchaser  and  the  German  Seller   internally   between
         themselves agree that until the effective termination of the Domination and Profit and Loss Transfer Agreement pursuant to 9.1 or 9.2 that:-

         (A) the German Purchaser shall, with effect from the date of Completion be the beneficial owner of the German Shares and shall enjoy all rights including profits and shall bear all risks (including losses) which result from its beneficial ownership of the German Shares under this sub-clause 9.3(A);

         (B)      the German Seller shall:-

                  (i) not be entitled to any profits due to if under the terms of the Domination and Profit and Loss Transfer Agreement;

                  (ii) shall hold all profit declared and received by it on trust for the German Purchaser and shall remit any such profit to the German Purchaser forthwith upon receipt.

         (C) not be obliged under the terms of the Domination and Profit and Loss Transfer Agreement to assume any losses of the German Company in respect of any period following the date of this agreement and the Purchasers shall indemnify and keep the German Seller indemnified against all such losses and all costs, claims, demands, losses and expenses incurred by the German Seller in respect of all such losses; and

         (D) not exercise any right to direct the management of the German Company or any other right conferred on it by the Domination and Profit and Loss Transfer Agreement unless so requested in writing by the German Purchaser (and shall if so requested) direct that the German Company pay any profit relating to any period after the date of this agreement to the German Purchaser provided that the Purchasers shall indemnify and keep indemnified the German Seller from all costs, claims, demands, losses and expenses incurred by the German Seller as a result of the German Seller acting at the request of the German Purchaser.

9.4 The Sellers and the Purchasers (subject to being reimbursed for all reasonable expenses, costs or fees (including legal fees and disbursements) and indemnified against all costs, damages and liabilities incurred by them or any member of the Baltic Group) agree that they will use reasonable endeavours to procure the novation of the South African Sale and Purchase Agreement (other than the licensing arrangement and restraints contained in clause 10 of the South African Sale and Purchase Agreement) to a company outside the Baltic Group and, in connection with such novation, will use reasonable endeavours to procure that Armitage Shanks International Limited shall execute such documents and do all such things as may be necessary to implement such novation.

9.5 Notwithstanding clause 9.4 above, the Purchasers agree to account to the Sellers for any benefit (other than the licensing arrangements and restraints contained in Clause 10 of the South Africa Sale and Purchase Agreement) which may accrue to the Purchasers or to any member of the Baltic Group (including Armitage Shanks International Limited) under the South African Sale and Purchase Agreement and, subject to clause
         9.6 below, the Guarantor agrees to indemnify and hold the Purchasers harmless against all costs, expenses, damages and liabilities incurred by the Purchasers or any member of the Baltic Group (including Armitage Shanks International Limited) in respect of any claims made against any such person under or in connection with the South African Sale and Purchase Agreement. The indemnity provided to the Purchasers under this clause 9.5 shall not be subject to, or limited by, any of the limitations on the Sellers' liability in Schedule 3 (Limitations on the Sellers' Liability under the Warranties and Undertakings) of this agreement or the Tax Covenant.

9.6 Upon any member of the Baltic Group becoming aware of any claim, action or demand against it giving rise to a claim under the indemnity pursuant to clause 9.5, the Purchasers shall and shall procure that the appropriate member of the Baltic Group shall:-

               (i) as soon as reasonably practicable notify the Sellers by written notice of such matter;

               (ii) take such action and give such information and access to personnel, premises, chattels, documents and records to the Sellers and their professional advisers as the Sellers may reasonably request and the relevant member of the Baltic Group shall use reasonable endeavours to provide to the Sellers, upon the Sellers' request and at the Seller's cost, such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect of such matter or adjudication with respect to such matter;

               (iii) at the request of the Sellers, allow the Sellers to take the sole conduct of such actions as the Sellers may deem appropriate in connection with any such matter or claim in the name of the appropriate member of the Baltic Group and in that connection the members of the Baltic Group shall give or cause to be given to the Sellers all such assistance as the Sellers may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct at the Sellers' cost such solicitors or other professional advisers as the Sellers may nominate to act on behalf of the appropriate member of the Baltic Group provided that the Sellers shall keep the Purchasers informed of the status of such matter or claim;

               (iv) make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed); and

               (v) take all reasonable action to mitigate any loss suffered by it or any member of the Baltic Group in respect of such matter.

9.7 The parties agree that they will negotiate in good faith and use reasonable endeavours to enter into the Supply Agreement within 30 days after the Completion Date in accordance with the terms of such letter.

9.8 The Guarantor undertakes to the Purchasers to pay all amounts payable to certain employees of the Baltic Group pursuant to the letters referred to in Document 131 of the UK List in accordance with the terms of such letters.

10. Pensions Each of the parties shall comply with the requirements pertaining to that party set out in Schedule 10 (Pensions).

11.      Effect of Completion

         Any provision of this agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this agreement shall remain in full force and effect notwithstanding Completion.

12.      Remedies and Waivers

12.1 No delay or omission on the part of any party to this agreement in exercising any right, power or remedy provided by law or under this agreement or any other documents referred to in it shall:-

(A)      impair such right, power or remedy; or

(B)      operate as a waiver thereof,

         EXCEPT in respect of any right, power or remedy arising from the Sellers' limitation of liability under the Warranties and Undertakings as set out in Schedule 3 (Limitations on the Sellers' Liability under the Warranties and Undertakings).

12.2 The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.3 The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law unless stated expressly.

13.      Assignment

         Neither this agreement, nor any interest in it, including the benefit of the Warranties, shall be assignable in whole or in part at any time to any third parties and each of the parties undertakes that it will not assign the whole or any part of any interest in the agreement at any time to any person.

14.      Further Assurance

         Each of the parties shall from time to time, on being required to do so by any other party to this agreement now or at any time in the future, do or so far as each is able procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the party concerned as is reasonably necessary for giving full effect to this agreement and securing to them the full benefit of the rights, powers and remedies conferred upon them in this agreement.

15.      Entire Agreement

15.1 For the purpose of this clause, "Pre-contractual Statement" means a draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the Share Purchase Documents or any of them (as defined in sub-clause 15.2) made or given by a party to any of the Share Purchase Documents or any other person at any time prior to execution of the Share Purchase Documents.

15.2 This agreement, the Tax Covenant, the Disclosure Letter referred to in sub-clause 7.1 (Purchasers' Remedies and Sellers' Limitations on Liability), the Transitional Services Agreement and any other documents referred to in this agreement (the "Share Purchase Documents") constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares.

15.3 Except to the extent repeated in any of the Share Purchase Documents, the Share Purchase Documents supersede and extinguish any prior Pre-contractual Statement relating thereto.

15.4 Each party acknowledges that in entering into the Share Purchase Documents or any of them on the terms set out therein, it is not relying upon any Pre-contractual Statement which is not expressly set out therein.

15.5 None of the parties shall have any right of action against any other party to this agreement arising out of or in connection with any Pre-contractual Statement (except in the case of fraud or dishonesty).

16.      Notices

16.1 Any notice or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing.

16.2 Any such notice or other communication shall be addressed as provided in sub-clause 16.3 and, if so addressed, shall be deemed to have been duly given or made as follows:-

(A) if sent by personal delivery, upon delivery at the address of the relevant party;

(B) if sent by first class post, two Business Days after the date of posting; or

(C)      if sent by facsimile, when despatched;

         PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

16.3 The relevant addressee, address and facsimile number of each party for the purposes of this agreement, subject to sub-clause 16.4, are:-
         ---------------

         Name of party                 Address                           Facsimile No.
         Blue Circle Industries PLC    84 Eccleston Square,              00 44 171-245 8272
                                       London, SW1V 1PX, England.
         Blue Circle Bathrooms         84 Eccleston Square,              00 44 171-245 8272
         limited                       London,
                                       SW1V 1PX,
                                       England.
         Blue Circle Home Products BV  Galvanistraat,                    00 31 3324 60057
                                       3861 Nijkerk,
                                       The Netherlands.
         Blue Circle Home Products     August-Brotje-Strasse 17,         00 49 4402 80560
         Beteilligungs-GmbH            D-26180 Rastede,
                                       Germany.
         Ideal Standard Limited        National Avenue,                  00 44 1482 445886
                                       Kingston upon Hill,
                                       HU5 4JE.
         Ideal Standard S.r.l.         Via Andrea Maria Amepere 102,     00 39 228 88257
                                       20131 Milan,
                                       Italy.
         WABCO Standard GmbH           Euskirchener Strasse 80,          00 49 228 521 241
                                       53121 Bonn,
                                       Germany.

               16.4 A party may notify the other parties to this agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of sub-clause 16.3 PROVIDED THAT such notification shall only be effective on:-

                    (A) the date specified in the notification as the date on which the change is to take place; or

                    (B) if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

               16.5 For the avoidance of doubt, the parties agree that the provisions of this clause shall not apply in relation to the service of Service Documents.

               17. Announcements

               17.1 Subject to sub-clause 17.2, no announcement concerning the sale of the Shares or any ancillary matter shall be made by any --------------- party without the prior written approval of the others.

               17.2 Any party may make an announcement concerning the sale of the Shares or any ancillary matter if required by:-

                    (A) the law of any relevant jurisdiction; or

                    (B) any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated, including (without limitation) the London Stock Exchange whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other parties before making such announcement.

               17.3 The restrictions contained in this clause shall continue to apply after Completion without limit in time.

               18. Confidentiality

               18.1 Subject to sub-clause 18.2, each of the parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this agreement which relates to:-

                    (A) the provisions of this agreement;

                    (B) the negotiations relating to this agreement;

                    (C) the subject matter of this agreement; or

                    (D) the other party.

               18.2 Any party may disclose information which would otherwise be confidential if and to the extent:-

                    (A) required by the law of any relevant jurisdiction;

                    (B) required by existing contractual obligations;

                    (C) required by any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated, including (without limitation) the London Stock Exchange whether or not the requirement for information has the force of law;

                    (D) required to vest the full benefit of this agreement in any party;

                    (E) disclosed to the professional advisers, auditors and bankers of each party;

                    (F) the information has come into the public domain through no fault of that party; or

                    (G) the other parties have given prior written approval to the disclosure,

         PROVIDED THAT any such information disclosed pursuant to paragraph (A),
         (B) or (C) shall be disclosed only after consultation with the other parties and if such information is in the form of an announcement, then the parties concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other parties before making such announcement.

               18.3 The restrictions contained in this clause shall continue to apply after Completion of the sale and purchase of the Shares under this agreement without limit in time.

               19. Guarantee

               19.1 In consideration of the Purchasers agreeing to enter into and perform their obligations under the Share Purchase Documents, the Guarantor hereby irrevocably and unconditionally as principal obligor guarantees to the Purchasers the due and punctual performance and observance by the Sellers of all of their obligations, commitments and undertakings under or pursuant to the Share Purchase Documents. The Guarantor shall pay to the Purchasers from time to time on demand a sum of money which is due for payment by the Sellers to the Purchasers under or pursuant to the terms of the Share Purchase Documents and which has not been paid at the time the demand is made. The liability of the Guarantor under this agreement shall not be released or diminished by any variation of the terms of the Share Purchase Documents, any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance unless the parties otherwise agree in writing. If any obligations of the Sellers become void, voidable or unenforceable for any reason, the Guarantor's obligations under clause 19.1 are unaffected and the Guarantor shall perform the Sellers' obligations as if it were primarily liable for the performance thereof.

               19.2 If and whenever any of the Sellers default in the performance of any obligation, commitment or undertaking undertaken or expressed to be undertaken under or pursuant to the Share Purchase Documents the Guarantor shall as soon as reasonably practicable after receiving from the Purchasers notice of such default, perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation, commitment or undertaking in regard to which such default has been made.

               19.3 This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations of the Sellers referred to in sub-clause 19.1 shall have been performed or satisfied in accordance with this agreement notwithstanding the winding-up, liquidation, dissolution or other incapacity of a Seller or any change in the status, control or ownership of a Seller.

               19.4 The Guarantor shall not be liable under this clause 19 (Guarantee) in relation to the obligations of any Seller under the Share Purchase Documents to the extent that the relevant Seller is not obliged under the terms of the Share Purchase Documents to perform such obligations or a limitation on such Seller's liability applies.

               20. Costs and Expenses

               Except as otherwise stated in any other provision of this agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Shares and to the preparation, execution and carrying into effect of this agreement and all other documents referred to in it and the Sellers confirm that no expense of whatever nature relating to the sale of the Shares has been or is to be borne by any member of the Baltic Group.

               21. Counterparts

               21.1 This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

               21.2 Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

               22. Invalidity

               If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:-

                    (A)  the  legality,   validity  or  enforceability  in  that
                    jurisdiction of any other provision of this agreement; or

                    (B) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

               23. Alternative Dispute Resolution

               23.1 In the event of any dispute, controversy, claim or difference arising between the parties out of or in connection with this agreement, senior representatives of the parties shall, within 10 Business Days of a written request from either party to the other, meet in a good faith effort to resolve the dispute without recourse to legal proceedings.

               23.2 If the dispute or difference is not resolved as a result of such meeting, either party may (at such meeting or within 14 days from its conclusion) propose to the other in writing that structured negotiations be entered into with the assistance of a mediator or neutral advisor ("Mediator").

               23.3 If the parties are unable to agree on a Mediator or if the Mediator agreed upon is unable or unwilling to act, either party shall, within 14 days from the date of the proposal to appoint a Mediator or within 14 days of notice to either party that the original Mediator is unable or unwilling to act, apply to the Centre for Dispute Resolution ("CEDR") to appoint a Mediator.

               23.4 The parties shall, within 14 days of the appointment of the Mediator, meet with the Mediator in order to agree a programme for the exchange of any relevant information and the structure to be adopted for the negotiations to be held. The mediation shall be conducted in accordance with the CEDR model mediation procedure.

               23.5 Unless concluded with a written legally binding agreement, all negotiations connected with the dispute shall be conducted in confidence and without prejudice to the rights of the parties in any future proceedings.

               23.6 If the parties accept the Mediator's recommendations or otherwise reach agreement on the resolution of the dispute, such agreement shall be reduced to writing and, once it is signed by their duly authorised representatives, shall be binding on the parties. Such agreement shall be implemented in full within 90 days of signature, failing which it shall be rendered null and void (and may not be referred to any subsequent legal proceedings) unless legal proceedings have been initiated to enforce it by either party within a further 90 days.

               23.7 Failing agreement, either of the parties may invite the Mediator (who shall be under no obligation to comply with such invitation) to provide a non-binding but informative opinion in writing on the matter. Any such opinion shall not be an attempt to anticipate what a court might order but rather the Mediator's suggestions as to the settlement terms which are considered appropriate in all the circumstances. Such opinion shall be provided on a without prejudice basis and shall not be used in evidence in any proceedings arising in connection with this agreement without the prior written consent of both parties.

               23.8 If the parties fail to reach agreement in the structured negotiations within 60 days of the Mediator being appointed then any dispute or difference between them may be referred to the Courts.

               24. Choice of Governing Law

         This agreement shall be governed by and construed in accordance with English law.

               25. Jurisdiction

               For the exclusive benefit of the other parties hereto, the parties to this agreement irrevocably agree that any Proceedings against it may be brought in the courts of England. Nothing contained in this clause shall limit any party's rights to take Proceedings against any other in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

               26. Agent for Service

               26.1 The Purchasers irrevocably agree that any Service Document may be sufficiently and effectively served on them in connection with Proceedings in England and Wales by service on their agent Ideal Standard Limited, if no replacement agent has been appointed and notified to the Sellers pursuant to sub-clause 26.4, or on the replacement agent if one has been appointed and notified to the Sellers.

               26.2 Any Service Document served pursuant to this clause shall be marked for the attention of:-

                    (A) the Company Secretary of Ideal Standard Limited at National Avenue, Kingston Upon Hull, HU5 4JE, England or such other address within England or Wales as may be notified to the Sellers by the Purchasers; or

                    (B) such other person as is appointed as agent for service pursuant to sub-clause 26.4 at the address notified pursuant to --------------- sub-clause 26.4. ---------------

               26.3 Any document addressed in accordance with sub-clause 26.2 shall be deemed to have been duly served if:- ---------------

                    (A) left at the specified address, when it is left; or

                    (B) sent by first class post, two Business Days after the date of posting.

               26.4 If the agent referred to in sub-clause 26.2 (or any replacement agent appointed pursuant to this sub-clause) at any time ceases for any reason to act as such, the Purchasers shall appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Sellers of the name and address of the replacement agent; failing such appointment and notification, shall be entitled by notice to the Purchaser to appoint such a replacement agent to act on the Purchaser's behalf.

               26.5 A copy of any Service Document served on an agent pursuant to this clause shall be sent by post to the Purchasers at its address for the time being for the service of notices and other communications under clause 16 (Notices), but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document in accordance with the provisions of sub-clause 26.1.

               26.6 "Service Document" means a writ, summons, order, judgment or other process issued out of the courts of England and Wales/document relating to or in connection with any Proceedings.

                                   Schedule 1
                            (Completion Arrangements)

At Completion:-

1. the Sellers shall deliver to the Purchasers or the Purchasers' Solicitors:-

     (A) duly executed transfers in respect of the UK Shares in favour of the Purchasers or such person as the Purchasers may nominate and share certificates (if any) for the UK Shares in the name of the relevant transferors and any power of attorney under which any transfer is executed on behalf of any Sellers or nominee;

     (B) such waivers or consents as the Purchasers may require to enable the Purchasers or their nominees to be registered as holders of the Shares;

     (C) the IP Assignments;

     (D) the duly executed counterpart of the Transitional Services Agreement;

     (E) the duly executed counterpart of the Car Fleet Services Agreement; and

     (F) the Disclosure Letter;

2. the Sellers shall procure that a Tax Covenant in the form set out or referred to in Schedule 4 (Tax Covenant) is executed and delivered to the Purchasers by the Covenantors and the Purchasers shall duly execute and deliver a counterpart of it to the Sellers;

3. the Sellers shall deliver to the Purchasers (or to any person whom the Purchasers may nominate) the following:-

     (A) the statutory books for the UK Group (except for Armitage Shanks (Ireland Limited) and Armitage Shanks (Dublin) Limited), (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of each member of the Baltic Group and share certificates or other documents of title in respect of all the issued share capital of each Subsidiary which is owned directly or indirectly by the Baltic Group (together with duly executed transfers in respect of any shares in any of the Subsidiaries not held by a member of the Baltic Group), insofar as they are not held by or to the order of the relevant member of the Baltic Group;

     (B) the title deeds relating to each Relevant Property;

     (C) a copy of the minutes of duly held meetings of the directors of the Sellers and the Guarantor authorising the execution of this agreement and the Tax Covenant; and

4. the Sellers shall procure the present directors and secretary of each member of the Baltic Group (other than any director or secretary whom the Purchasers may wish should continue in office) to resign their offices as such directors/secretary, such resignations to be tendered at the board meetings referred to in paragraph 5, provided that if such director or secretary is to continue in the employment of any member of the Baltic Group they will not be required to relinquish any such rights under such contract of employment; UK Company

5. the Sellers shall procure a board meeting of the UK Company to be held at which:-

     (A) it shall be resolved that each of the transfers relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) each transferee registered as the holder of the Shares concerned in the register of members;

     (B) each of the persons  nominated  by the  Purchasers  shall be  appointed
     directors   and/or   secretary,   as  the  Purchasers   shall  direct  such
     appointments to take effect on the Completion Date;

     (C) the resignations of the directors and secretary referred to in paragraph 4 above shall be tendered and accepted so as to take effect at the close of the meeting provided that if such director or secretary is to continue in employment of any member of the Baltic Group they will not be required to relinquish any rights under the contract of employment;

     (D) all existing instructions authorising any person to sign on behalf of existing bank accounts nominated by any member of the Retained Group shall be revoked and new instructions shall be given in favour of Alberto Loreti and Herbert Ruecker; and

     (E) the situation of the registered office shall be changed to such address as the Purchasers may nominate; the Sellers shall procure that minutes of the duly held board meeting, certified as correct by the secretary of the relevant company, and the resignations and acknowledgements referred to are delivered to the Purchaser's Solicitors;

Italian Companies

6. the Sellers shall procure that:-

     (A) Michael Schofield, Richard Tapp, and Gordon Franklin resign as directors of the Italian Companies of which they are directors; and

     (B) (i) the Notarized Deed of Sale and (ii) the transfer form (girata) of the shares of Ceramica Dolomite SpA are duly executed in Italy at Completion; and

     (C) those members of the board of directors and members of the audit committee (Collegio Sindacale) of each of the Italian Companies designated by the Purchasers have resigned by tendering their letter of resignation duly signed.

German Company

7. the Sellers shall procure that a duly executed notarial deed for the transfer of the German Shares is executed and delivered to the Purchasers representative in Germany;

8. the Sellers shall procure that Andrew Cooksey and Otto Greipel resign as directors of the German Company.

8A The Sellers shall procure that a duly executed copy of the termination of the
Domination  and  Profit  and  Loss  Transfer   Agreement  is  delivered  to  the
Purchasers.

General

9. the Purchasers shall:-

     (A) pay to the Sellers (or as they may otherwise direct) by way of telegraphic transfer the total consideration payable in respect of the Shares;

     (B) procure the payment to the Sellers (or as they may otherwise direct) by way of telegraphic transfer by U.S. Plumbing Products Inc., Ideal Standard IBV Limited and Wabco Standard Export Inc. of the amounts referred to in clause 3.3;

     (C) procure the repayment to the Sellers (or as they may otherwise direct) on behalf of the relevant member of the Retained Group by or on behalf of the following members of the Baltic Group of the amounts set opposite their name below (being amounts outstanding at the date of this agreement)

                  Company                       Amount
                  UK Company                    (pound)75,476,000
                  Italian Companies             (pound) 7,662,000


     and for such purpose the Purchasers shall pay to the Sellers or as they may direct by way of telegraphic transfer the aggregate of such amounts;

     (D) deliver to the Sellers, duly executed by the Purchasers, a counterpart original of the Tax Covenant;

     (E) deliver to the Sellers, a duly executed counterpart of the IP assignment between Markes & Company Limited and Ideal Standard Limited; and

     (F) deliver to the Sellers a copy (certified by the secretary of the relevant Purchaser to be a true copy of a resolution in force at Completion) of the resolution of the directors of Ideal Standard Limited which authorised the purchase of the UK Shares for the consideration and upon the terms set out in this agreement.

                                   Schedule 2
                                  (Warranties)

                  Referred to in clause 5 (Sellers Warranties)

The Sellers warrant to the Purchasers as follows except as disclosed in the Disclosure Letter:-

1. Ownership of the Shares

         Each of the members of the Retained Group is the sole legal and beneficial owner of the Shares set opposite its name in Schedule 5 (Ownership of the Shares).

2. Capacity of the Sellers

2.1 (A) The Sellers have the requisite power and authority to enter into and perform this agreement; and

(B) each member of the Baltic Group has the requisite power and authority to conduct its business as conducted at the date of this agreement.

2.2 This agreement constitutes and the other documents executed by the Sellers which are to be delivered at Completion will, when executed, constitute binding obligations of the Sellers enforceable in accordance with their respective terms; and

2.3 The execution and delivery of, and the performance by the Sellers of their obligations under, this agreement will not:-

     (A) violate, conflict with or result in a breach of any term, limitation in or provision of, or constitute a default (or an event that would, with the giving of notice or the lapse of time constitute a default) under the terms, provisions or conditions of the memorandum or articles of association of any member of the Retained Group or the Sellers or any member of the Baltic Group or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Retained Group, the Sellers or any member of the Baltic Group;

     (B) result in a material breach of, or constitute a default under, any instrument to which any member of the Retained Group or any member of the Baltic Group is a party or by which any member of the Retained Group or any member of the Baltic Group is bound; or

     (C) result in a breach of any order, writ, injunction, statute, rule, regulation, judgment or decree of any court or governmental agency to which any member of the Baltic Group or any member of the Retained Group is a party or by which any member of the Baltic Group is bound; or

     (D) require the consent of any Sellers' shareholders.

3. Arrangements between the Baltic Group and the Retained Group

No material contract or arrangement other than contracts in the ordinary course of business on arm's length terms is outstanding between any member of the Baltic Group and any member of the Retained Group or any person who is a director of or connected with any Sellers or with any such member.

4. Group Structure, etc.

4.1 The Shares comprise the whole of the issued and allotted share capital of the Companies and all of them are fully paid up.

4.2 There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue of, any shares (including the Shares) or debentures in or securities of the Companies.

4.3 Each of the  companies  in respect of which  basic  information  is given in
Schedule 7 (Basic Information about the Subsidiaries) is a Subsidiary.

4.4 Each member of the Baltic Group has in all material respects complied with all statutory and other requirements in respect of accounting and corporate filings and records and no member of the Baltic Group is liable for fines or other penalties as a result of late compliance with any such requirements.

5. Options, Mortgages and Other Encumbrances

5.1 There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares or any of them and there is no agreement or commitment to give or create any and, so far as the Sellers are aware, no claim has been made by any person to be entitled to any.

5.2 So far as the Sellers are aware no option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of any member of the Baltic Group (including any investment in any other member of the Baltic Group) is outstanding and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

6. Accounts

6.1 The Statutory Accounts:-

     (A) were prepared in all material respects in accordance with the law and accountancy practices generally accepted in the jurisdiction in which the relevant member of the Baltic Group is incorporated at the time they were audited and commonly adopted by companies carrying on businesses similar to those carried on by the respective members of the Baltic Group and in a manner consistent with accounting policies used by the members of the Baltic Group for the two preceding financial years;

     (B) showed a true and fair view of the assets and liabilities of the members of the Baltic Group to which they relate as at the 1997 Accounts Date and the profits of the members of the Baltic Group to which they relate for the financial period ended on that date.

6.2 The Management Accounts:-

     (A) have been compiled in accordance with UK GAAP on a basis consistent with the equivalent management accounts prepared for the financial year ended on the 1997 Accounts Date, a copy of each of which is attached to the Disclosure Letter. There have been no changes in the basis of preparing the Management Accounts arising from any Financial Reporting Standard or other pronouncement issued since 1 January 1998; and

     (B) showed a true and fair view of the assets and liabilities of the Baltic Group as at the 1998 Accounts Date and of the profits of the Baltic Group for the financial year ended on that date.

7. Events Since the 1998 Accounts Date

7.1 Since the 1998 Accounts Date:-

     (A) there has been no material adverse change in the financial position of the Baltic Group;

     (B) the business of the Baltic Group has, in all material respects, been carried on in the ordinary and usual course;

     (C) no member of the Baltic Group has, other than in the usual course of its business:

          (i) acquired or disposed of, or agreed to acquire or dispose of, an asset for an amount exceeding(pound)100,000; or

          (ii) assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) for an amount exceeding (pound)100,000;

     (D) no member of the Baltic Group has made, or agreed to make, capital expenditure exceeding in total (pound)250,000 (or its equivalent at the time) or incurred, or agreed to incur, a commitment or commitments involving capital expenditure exceeding in total (pound)250,000 (or its equivalent at the time);

     (E) no member of the Baltic Group has declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of the Taxes Act) except as disclosed in the Disclosure Letter;

     (F) no member of the Baltic Group has changed its accounting reference period;

     (G) no resolution of the shareholders of any member of the Baltic Group has been passed;

     (H) no member of the Baltic Group has created, allotted, issued, acquired, repaid or redeemed any share or loan capital, or made an agreement or arrangement or undertaken an obligation to do any of those things; and

     (I) so far as the Sellers are aware, the Baltic Group has not suffered a material loss (including, for the avoidance of doubt, an amount receivable having been written off on the basis that it is irrecoverable) of or damage to its assets.

8. Contracts and Commitments

8.1 So far as the Sellers are aware there is no material breach of, or any invalidity, or grounds for determination, rescission, avoidance or repudiation of, any material contract (not being a lease, licence or contract conferring a right of occupation in relation to a Relevant Property) to which any member of the Baltic Group is a party.

8.2 No member of the Baltic Group is a party to any material joint venture or other agreement or arrangement under which it is to participate with any other person in any business.

8.3 No member of the Baltic Group is a party to any material contract which falls within any of the cases specified below:-

     (A) it is of a value which is likely to have material consequences on the business of the Baltic Group in terms of expenditure or revenue; or

     (B) it (1) relates to matters not within the ordinary business of that member of the Baltic Group, or (2) is of one year or greater duration, or
     (3) can be terminated in the event of any change in the underlying ownership or control of that member of the Baltic Group or would be materially affected by such change, or (4) restricts the relevant member of the Baltic Group from carrying on its business in any part of the world or
     (5) establishes any guarantee or indemnity in respect of the obligations of a third party (except for any guarantee or indemnity implied by law or contained in its standard terms of business) or (6) was entered into otherwise than by way of a bargain at arm's length.

8.4 The Disclosure Letter lists the top 10 customers and suppliers of the Italian Companies and the UK Group ranked according to aggregate value of sales (in the case of customers) and purchases (in the case of suppliers) in each case during 1998.

8.5 During the year ended on the date of this agreement, no substantial customer or supplier of the Baltic Group has ceased trading or supplying the Baltic Group and, so far as the Sellers are aware, no substantial customer or supplier of the Baltic Group has specifically stated an intention to cease trading with the Baltic Group.

8.6 A copy of the standard terms of business of the UK Group is annexed to the Disclosure Letter.

9. Licences

9.1 All licences, consents and other permissions and approvals (the absence of which would individually or in the aggregate have a material adverse effect on the business of the Baltic Group taken as a whole) required for the carrying on of the business now being carried on by the Baltic Group are in full force and effect.

9.2 So far as the Sellers are aware, there is no circumstance which indicates that any licence, consent, permission or approval is likely to be revoked.

9.3 So far as the Sellers are aware, each action required for the renewal or extension of such licence, permission and approval has been taken.

10. Insolvency

10.1 No order has been made and no resolution has been passed for the winding up of any member of the Baltic Group or for a provisional liquidator to be appointed in respect of any member of the Baltic Group and no petition has been presented and no meeting has been convened for the purpose of winding up any member of the Baltic Group.

10.2 No administration order has been made and no petition for such an order has been presented in respect of any member of the Baltic Group.

10.3 No receiver (which expression shall include an administrative receiver) has been appointed in respect of any member of the Baltic Group or all or any of their assets.

10.4 No member of the Baltic Group is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986, or has stopped paying its debts as they fall due.

10.5 No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of any member of the Baltic Group.

10.6 No event analogous to those specified in paragraphs 10.1 to 10.5 above has occurred in relation to any member of the Baltic ----------------------- Group which is incorporated outside England and Wales.

10.7 No member of the Baltic Group has stopped paying its debts as they fall due.

10.8 No distress, execution or other process has been levied on an asset of any member of the Baltic Group. 10.9 No action is being taken by the registrar of companies to strike any member of the Baltic Group off the register under
         Section 652 of the Companies Act 1985 or similar Italian or German legislation.

11. Litigation

11.1 No member of the Baltic Group and no person for whose acts or defaults any member of the Baltic Group is vicariously liable is engaged in any material litigation or arbitration, administrative or criminal proceedings and no such litigation or arbitration, administrative or criminal proceedings by or against any member of the Baltic Group is pending or, so far as the Sellers are aware, threatened or expected and so far as the Sellers are aware having made due and careful inquiry of each member of the Baltic Group, there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal proceedings or to any proceedings against any director or employee (past or present) of any member of the Baltic Group in respect of any act or default for which that member might be vicariously liable.

11.2 There is no outstanding material judgment, order, decree, arbitral award or decision of a court, tribunal or arbitrator in any jurisdiction against any member of the Baltic Group or, so far as the Sellers are aware, any person for whose acts or defaults any member of the Baltic Group is vicariously liable.

12. Ownership and Condition of Assets

12.1 Each of the material assets (other than Property and leased assets) included in the Management Accounts or acquired by any member of the Baltic Group since the 1998 Accounts Date (other than current assets sold, realised or applied in the normal course of trading) is owned both legally and beneficially by a member of the Baltic Group and all material leased assets are the subject of valid leases in favour of the relevant member of the Baltic Group and each such material asset is free from any encumbrance.

12.2 The plant, machinery, vehicles and equipment owned or used by any member of the Baltic Group are in reasonable condition, having regard to their present use, age and written down value.

12.3 The Baltic Group has conducted its business and dealt with its material assets in accordance with all material legal requirements of the jurisdiction in which the Baltic Group carries on business.

12.4 The value of stocks in the Management Accounts has been properly calculated in accordance with the accounting policy set out in the Disclosure Letter.

12.5 The aggregate liability of the Baltic Group for the sale of goods which were defective or unsafe or which were not in compliance with the terms of sale is not materially greater than the provision for such matters in the Management Accounts and specified in the Disclosure Letter.

13. Ownership of Land

13.1 The Properties referred to in Schedule 8 (Relevant Property) are the only Properties owned, used or occupied by any member of the Baltic Group or in respect of which any member of the Baltic Group has any estate, interest, right or liability (contingent or otherwise).

13.2 In relation to each of the Relevant Properties:-

     (A) a member of the Baltic Group is solely legally and beneficially entitled to the Relevant Property;

     (B) the Property Owner has under its control all of the title deeds and documents listed in the Disclosure Letter which documents are original documents or properly examined abstracts;

     (C) the Property Owner holds the Relevant Property subject to the leases, underleases, tenancies or licences particulars of which are set out in the Disclosure Letter and the Property Owner and/or a member of the Baltic Group is otherwise in physical possession and actual occupation of the Relevant Property;

     (D)  the  replies  to  preliminary   enquiries  provided  by  the  Seller's
     Solicitors to the Purchasers' Solicitors are true and accurate in all material respects.

13.3 Encumbrances

     (A) There are no mortgages or charges, legal or equitable, fixed or floating, affecting the Relevant Properties.


     (B) There are no agreements for sale, estate contracts, options or rights of pre-emption affecting the Relevant Properties.

     (C) The Property Owner is not aware of any agreement, obligation or matter affecting the Relevant Property which, although not registered, is capable of registration as a local land charge.

     (D) The Property Owner has not received any written notice alleging breach of any covenants, restrictions and other encumbrances affecting the Relevant Property which remains outstanding.

13.4 Planning Matters

There are no outstanding enforcement notices, stop notices or breach of condition notices and so far as the Property Owner is aware no enforcement action has been threatened in respect of the Relevant Property.

13.5 Compulsory Purchase

The Property Owner has received no compulsory purchase order, notice to treat or notice of entry in respect of the Relevant Property and so far as the Property Owner is aware no proposals have been published for the compulsory acquisition of the Relevant Property.

13.6 Disputes, Notices and Claims

There are no material outstanding disputes, actions or complaints in respect of the Relevant Properties.

13.7 Adverse Interests

So far as the Property Owner is aware the Relevant Property is not subject to any of the over-riding interests referred to in section 70 of the Land Registration Act 1925.

13.8 Leasehold Property

In relation to each of the Relevant Properties which is leasehold:-

          (A) the  Relevant  Property  is held under the terms of the lease (the
          "Lease")   briefly  referred  to  in  Schedule  8  and  no  collateral assurances, undertakings or concessions have been made or given;

          (B) there are no rent reviews outstanding or exercisable by the lessor from a date prior to the Completion Date; and

          (C) the Property  Owner has  received no notice  alleging any material
          breach  of  any  covenant   contained  in  the  Lease  which   remains
          outstanding.

13.9 Properties Subject to Tenancies

In relation to each of the Relevant Properties all material details of the leases, tenancies, licences and agreements to which the Relevant Property is subject are referred to in the Disclosure Letter and the Property Owner has not served written notice alleging any material breach of those provisions which remains outstanding.

14. Intellectual Property

14.1 Details of all registered Intellectual Property (including applications therefor) owned by any member of the Baltic Group are set out in Schedule 9 and all such Intellectual Property is owned both legally and beneficially by a member of the Baltic Group.

14.2 So far as the Seller is aware, all Intellectual Property required for the operation of the business of the Baltic Group as carried out at the date of this agreement is owned (both legally and beneficially) by, or validly licensed to, a member of the Baltic Group.

14.3 All renewal fees and steps required for the maintenance of the Intellectual Property set out in Schedule 9 have been paid or taken .

14.4 Details of all material Intellectual Property licences granted to or by the members of the Baltic Group are set out in the Disclosure Letter.

14.5 No member of the Baltic Group has materially breached or is in material breach of any Intellectual Property licence referred to at 14.3 above, nor so far as the Seller is aware has any other party materially breached or is in material breach of any such licences.

14.6 So far as the Seller is aware, no third party is infringing or is at the date of this Agreement threatening to infringe the Intellectual Property rights owned by any member of the Baltic Group.

14.7 So far as the Seller is aware, no member of the Baltic Group is infringing or has in the 4 years prior to the date of this Agreement infringed the Intellectual Property rights of any third party.

14.8 So far as the Seller is aware, except for the Intellectual Property relating to the services supplied under the Transitional Services Agreement, there is no Shared Intellectual Property.

14.9 So far as the Seller is aware the Intellectual Property owned by the Baltic Group is valid and enforceable and so far as the Seller is aware nothing has been done or omitted to be done by which it may cease to be valid and enforceable.

14.10 No encumbrances, liens or charges have been granted or created over any Intellectual Property owned by the Baltic Group which are still in force at the date of this Agreement save for any floating charge disclosed pursuant to clause 5 of Schedule 2 (Options, Mortgages and other Encumbrances).

14.11 So far as the Seller is aware there is no material breach of, or any invalidity, or grounds for determination, rescission, avoidance or repudiation of any material contract relating to Intellectual Property to which any member of the Baltic Group is a party.

14.12 Except as disclosed in the Disclosure Letter, no member of the Baltic Group is a party to any material contract relating to Intellectual Property licence which falls within any of the cases specified below:-

          (A) it is of a value which is likely to have material consequences on the business of the Baltic Group in terms of expenditure or revenue; or

          (B) it (1) relates to matters not within the ordinary business of the member of the Baltic Group or (2) is of one year or greater duration, or (3) can be terminated in the event of any change in the underlying ownership or control of that member of the Baltic Group or would be materially affected by such change, or (4) materially restricts the relevant member of the Baltic Group from carrying on its business in any part of the world or (5) establishes any guarantee or indemnity in respect of the obligations of a third party (except for any guarantee or indemnity implied by law or contained in its standard terms of business or (6) was entered into otherwise than by way of a bargain at arm's length.

15. Information Technology

15.1 Details of the Baltic Group's Year 2000 compliance programme are set out in the Disclosure Letter. Documents 159 (UK List) and 9 and 72 (Italian/German
List) of the Disclosure Letter are a set of schedules which identifies all IT items tested on or before the relevant compilation date of each schedule which so far as the Sellers are aware, are not Year 2000 Compliant. Details of letters and replies received from customers of and suppliers to the Baltic Companies regarding Year 2000 compliance issues are set out in the Disclosure Letter.

15.2 Details of the Baltic Group's euro compliance programme are set out in the Disclosure Letter.

15.3 So far as the Seller is aware and except for the IT used in the provision of the services supplied under the Transitional Services Agreement, the same items of IT used by the Baltic Group are not also used by the Retained Group in their businesses immediately prior to the date of this agreement.

15.4 Details of the Baltic Group's current registrations under the Data Protection Act 1984 and under law no. 675/1996 implemented in Italy are set out in the Disclosure Letter.

16. Competition and Trade Regulation Law

16.1 So far as the Sellers are aware no member of the Baltic Group is or has been a party to any agreement in a manner which:-

          (A) has been or is required to be registered under RTPA 1976;

          (B) contravenes the provisions of the Resale Prices Act 1976; or

          (C) infringes Article 85 or 86 of the Treaty establishing the European Economic Community.

16.2 (A) So far as the Sellers are aware, no member of the Baltic Group is a party to any agreement in respect of which any undertaking has been given by or any order made against any member of the Baltic Group pursuant to the RTPA 1976 or in respect of which an undertaking has been given by or an order made against any member of the Baltic Group pursuant to the Resale Prices Act 1976; and

          (B) So far as the Sellers are aware, no member of the Baltic Group has given an undertaking to, or is subject to any order of or investigation by, or has received any request for information from the Office of Fair Trading, the Monopolies and Mergers Commission or the Commission of the European Community under English or EC competition legislation where such undertaking, order, investigation or request for information is likely to cause a material loss or liability to the Baltic Group. 17. Insurances

         A summary of the insurance policies in respect of which any member of the Baltic Group has an interest have been disclosed in writing to the Purchasers and, so far as the Sellers are aware, all such policies are in full force and effect and are not void or voidable, and no claims are outstanding.

18.      Employment

18.1 A list of the names, jobs and full details of the terms of employment (including the emoluments) of each Employee who is entitled to emoluments at a rate, or (in the case of fluctuating amounts) an average annual rate over the last three financial years, in excess of (pound)30,000 per annum (or its equivalent in local currency at exchange rates prevailing at the date of this agreement), and of every director who is also an employee (together "Senior Employees") and the date of commencement of employment of that employee, are set out in the Disclosure Letter.

18.2 Details of the terms of all material consultancy agreements between each member of the Baltic Group and any person (whether or not an Employee ) are contained in the Disclosure Letter.

18.3 Material details of any benefit received by any Senior Employee otherwise than in cash, and of any benefit received by any such employee in cash which is related in whole or in part to sales, profits, turnover or performance, or which is otherwise variable (other than normal overtime), are set out in the Disclosure Letter.

18.4 Any contract of employment with any Employee to which any member of the Baltic Group is a party can be terminated by the employing company without damages or compensation (other than that payable by statute or other similar payment required by the equivalent provisions of the laws of any other relevant jurisdiction) by giving at any time not more than 6 months notice or such longer period as may be required by law.

18.5 No Senior Employee of any member of the Baltic Group has given notice terminating his contract of employment or is under notice of dismissal and no amount is due to or in respect of any such Senior Employee is in arrears and unpaid other than his salary for the month current at the date of this agreement.

18.6 Since the 1998 Accounts Date no change has been made in the emoluments or other terms of employment of any Senior Employee of any member of the Baltic Group except for increases in emoluments made in accordance with normal industry practice, and no such change, and except as aforesaid no negotiation or request for such a change, is due or expected within six months from the date of this agreement.

18.7 There is no dispute between any member of the Baltic Group and any trade union or other organisation formed for a similar purpose existing, or (so far as the Sellers are aware) pending or threatened in writing to any member of the Baltic Group and so far as the Sellers are aware there is no fact or circumstance is likely to give rise to such a dispute. There is no collective bargaining agreement or union membership agreement (whether binding or not) to which any member of the Baltic Group is a party.

18.8 The Disclosure letter contains material details of any bonus, commission, and incentive scheme and any share incentive, share option, profit sharing, or any other similar scheme (including details of any trusts which hold shares in Blue Circle PLC for the benefit of
         Employees) and any redundancy or severance scheme (or arrangement whether or not in writing) in existence for any of the Employees and no Employee will become entitled to any benefit or payment as a consequence of this Agreement.

18.9 All persons working in the business of the Baltic Group are engaged under a contract for service with a member of the Baltic Group and all such persons who are also active members of the Sellers' Scheme (as defined in Part A of Schedule 10 of this Agreement) (including life assurance only members) have an employment contract with a member of the UK Group.

19.      The Environment

19.1     In this paragraph 19:

       "Blue Circle Group"            means any direct or indirect subsidiary of the Guarantor;

       "Environment"                  means all or any part of the air (including, without
                                      limitation, the air within buildings and the air within
                                      other natural or man-made structures above or below ground), water and land;

       "Environmental Agreement"      means any written warranty, covenant, guarantee, assurance, undertaking or indemnity or other form of contractual
                                      protection under which any member of the Baltic Group has
                                      assumed duties or obligations to a third party in respect of
                                      Environmental Matters as at Completion in relation to
                                      Relevant Properties or Former Properties;

       "Environmental Laws"           means all or any applicable international, European,
                                      national or local, civil or criminal law, common law,
                                      statute, statutory instrument, regulation, directive,
                                      statutory guidance and regulatory code of practice, order, decree, injunction or judgment which relate to Environmental
                                      Matters and which are in force and binding on the relevant member of the Baltic Group as at Completion or which were in force or enacted at an earlier date, are no longer in force but under which any member of the Baltic Group still has
                                      obligations and liabilities and, for the purposes of
                                      Warranties 19.6, 19.7 and 19.11 only, the New Contaminated
                                      Land Powers;

      "Environmental  Matters"        means:  (i) pollution or contamination of the
                                      Environment; or

                               (ii)     the release, spillage, deposit, escape, discharge,
                                        leak, emission or presence of Hazardous Material or
                                        Waste; or

                               (iii)    the creation of  noise, vibration,
                                        radiation, odour, dust, common law or
                                        statutory nuisance;

                               (iv)     other   matters relating to the
                                        protection of  the Environment  arising
                                        out of the manufacturing,
                                        processing, treatment,  keeping,
                                        handling,  use (including as  a
                                        building  material), possession, supply,
                                        receipt,  sale, purchase,  import,
                                        export or transportation of
                                        Hazardous  Material or Waste; or

                               (v)      the exposure of any worker to Hazardous Material;
       "Environmental                              Permits"  means  any  permit,
                                                   licence,      consent      or
                                                   authorisation   required   by
                                                   Environmental  Laws as at the
                                                   date  of  this  agreement  in
                                                   relation to the  operation of
                                                   the business of any member of
                                                   the  Baltic  Group or the use
                                                   of  any   of   the   Relevant
                                                   Properties;
       "Former                                     Properties"     means     any
                                                   Properties  previously owned,
                                                   leased  or  occupied  by  any
                                                   member of the Baltic Group at
                                                   any time since such member of
                                                   the  Baltic   Group  or  such
                                                   Property, as the case may be,
                                                   was   owned    directly    or
                                                   indirectly by a member of the
                                                   Blue  Circle  Group  prior to
                                                   the Completion Date;
       "Hazardous                                  Material"    means   anything
                                                   which alone or in combination
                                                   with other  things is capable
                                                   of causing  harm to man or to
                                                   the  Environment or any other
                                                   organism   supported  by  the
                                                   Environment;
       "New Contaminated Land Powers"              means the new powers enacted by section 57 and section 162 of Schedule 22 of the Environment Act (but not yet brought into force), including the first set of guidance and
                                                   regulations under those powers, but excluding any amendments to sections 57 or 162 (as enacted) or to such regulations or guidance (as they exist in draft as at the Completion Date);
                                                   and
       "Waste"                                     means  any  waste   including
                                                   anything  which is abandoned,
                                                   unwanted      or      surplus
                                                   irrespective of whether it is
                                                   capable of being recovered or
                                                   recycled or has any value.

19.2 All Environmental Permits are in force, are being complied with and have been complied with in all material respects.

19.3 Complete and accurate copies of all material Environmental Permits have been disclosed to the Purchaser.

19.4 No member of the Baltic Group has received any written notification from the relevant regulatory authority that any Environmental Permit it holds will or is likely to be revoked, suspended or not renewed.

19.5 In relation to the Relevant Properties and the Former Properties, each member of the Baltic Group (and each of its officers, employees and agents in the course of its business) complies and has complied with all applicable Environmental Laws and Environmental Agreements and has not received any written notification under any Environmental Laws or Environmental Agreements requiring it to take or omit to take any action (except for any such notification which has been fully complied with).

19.6 No works or other upgrading are planned or being carried out or, so far as the Sellers are aware, will in the next three years be necessary at any Relevant Property in relation to Environmental Matters by any member of the Baltic Group to secure compliance with any Environmental Laws or to maintain or obtain any Environmental Permits.

19.7 There is no pollution or contamination of soil or groundwater at any of the Relevant Properties or Former Properties in circumstances which are likely to give rise to any material liability of any member of the Baltic Group under Environmental Laws.

19.8 In relation to the Relevant Properties and the Former Properties, no member of the Baltic Group nor a person for whose acts or defaults any member of the Baltic Group may be vicariously liable is involved, or has during the two years ending on the date of this agreement been involved, in a civil, criminal, arbitration, or administrative or other proceeding in relation to Environmental Matters. So far as the Sellers are aware, no such civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against any member of the Baltic Group or any person for whose acts of defaults any member of the Baltic Group may be vicariously liable.

19.9 No member of the Baltic Group has received any written claim or notice from any relevant authority under Environmental Laws that such member of the Baltic Group has any material liability under Environmental Laws in respect of the operation of its business or the condition of the Relevant Properties or, so far as the Sellers are aware Former Properties, at or prior to the date of this agreement or that any additional Environmental Permits are required in respect of the operation of the business as at the date of this agreement.

19.10 Copies of all material environmental audits, reports or assessments in relation to the operation of the business or the condition of the Relevant Properties which are in the possession of any member of the Baltic Group have been provided to the Purchaser.

19.11 There have not been and there are not now any releases or emissions or, so far as the Sellers are aware, imminent threats of any releases or emissions into the Environment of any Hazardous Material by any member of the Baltic Group from or at any of the Relevant Properties which have or are likely to have given rise to any material liability under Environmental Laws and, no member of the Baltic Group has caused or knowingly permitted any such release or emission from or at any of the Former Properties which have or are likely to have given rise to any material liability under Environmental Laws.

19.12 Copies of all Environmental Agreements (or relevant extracts from such Environmental Agreements) which are in the possession of any member of the Baltic Group have been disclosed to the Purchaser and, so far as the Sellers are aware, no fact or circumstance exists which might give rise to any liability under any such Environmental Agreements.

20. The Accounts and Tax

20.1 No member of the Baltic Group has any liability in respect of Taxation (whether actual or contingent) that is not disclosed or provided for in the Management Accounts and, in particular, has no outstanding liability for:-

     (A) Taxation in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the 1998 Accounts Date or in respect of any period starting before the 1998 Accounts Date; or

     (B) for purchase, value added, sales or other similar tax in any part of the world referable to transactions effected on or before the 1998 Accounts Date that is not provided for in the Management Accounts.

20.1 The amount of the provision for deferred Taxation in respect of each member of the UK Group contained in the Management Accounts was, at the 1998 Accounts Date adequate and in accordance with accountancy practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to those carried on by that member of the UK Group.

21. Tax Events Since the 1998 Accounts Date

         Since the 1998 Accounts Date:

          (A) no member of the Baltic Group has declared, made or paid any distribution within the meaning of ICTA 1988;

          (B) there has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was materially less than the consideration which could be deemed to have been received for tax purposes;

          (C) no event has occurred which will give rise to a tax liability on any member of the Baltic Group calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in any member of the Baltic Group becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company (other than any other member of the Baltic Group);

          (D) no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which should have been included in the provision for deferred Taxation contained in the Management Accounts if such disposal or other event had been planned or predicted at the 1998 Accounts Date;

          (E) no member of the Baltic Group has made any material payment or incurred any material obligation to make a payment other than in the ordinary course of business which will not be deductible in computing trading profits for the purposes of corporation tax, or be deductible as a management expense of an investment company; and

          (F) no member of the Baltic Group has paid or become liable to pay any interest or penalty in connection with any tax, has otherwise paid any tax after its due date for payment or owes any tax the due date for payment of which has passed or will arise in the 30 days after the date of this agreement.

22. Tax Returns, Disputes, Records and Claims, etc.

22.1 So far as the Sellers are aware each member of the Baltic Group has made or caused to be made all proper returns required to be made, and has supplied or caused to be supplied all material information required to be supplied, to any revenue authority within the last six years, including (but without limitation) the Inland Revenue and the Customs and Excise.

22.2 So far as the Sellers are aware, there is no dispute or disagreement outstanding nor is any contemplated at the date of this agreement with any revenue authority regarding liability or potential liability to any tax or duty (including in each case penalties or interest) recoverable from any member of the Baltic Group or regarding the availability of any relief from tax or duty to any member of the Baltic Group and there are no circumstances which make it likely that any such dispute or disagreement will commence.

22.3 One or more other members of the Baltic Group has sufficient records relating to past events, including any elections made, to calculate the tax liability or relief which would arise on any disposal or on the realisation of any asset owned at the 1998 Accounts Date by any member of the Baltic Group or acquired by any such member since that date but before Completion.

22.4 Each member of the Baltic Group has duly submitted all claims, elections and disclaimers which have been assumed to have been made for the purposes of the Management Accounts.

22.5 The amount of tax chargeable on any member of the Baltic Group during any accounting period ending on or within six years before the 1998 Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any revenue authority, including (without limitation) the Inland Revenue or Customs & Excise.

22.6 No member of the Baltic Group has received any notice from any revenue authority, including the Inland Revenue, which required or will require such member to withhold tax from any payment made since the 1998 Accounts Date or which will or may be made after the date of this agreement.

27. Value Added Tax

27.1 Each member of the UK Group has, throughout the three years ending on 2nd February, 1999 (the "Severance Date"), been treated for the purposes of section 43 VATA 1994 as a member of a group of companies ("the VAT Group") of which the representative member is Blue Circle Industries PLC ("the Representative Member").

27.2 Each member of the UK Group ceased to be a member of the VAT Group on the Severance Date and has, since that date, been independently registered for the purposes of VATA 1994 and has, in all material respects, made, given, obtained and kept up-to-date returns, records, invoices and other documents required for the purposes thereof and no member of the UK Group is in arrears with any material payments or returns due or has been required by the Commissioners of Customs and Excise to give security under paragraph 4 of Schedule 11 VATA 1994.

27.3 The Representative Member has, in all material respects, made, given, obtained and kept up-to-date returns, records, invoices and other documents required for the purposes of VATA 1994 and is not in arrears with any material payments or returns due and has not been required by the Commissioners of Customs and Excise to give security under paragraph 4 of Schedule 11 VATA 1994.

27.4 So far as the Sellers are aware the Representative Member has not, since the date 12 months before the 1998 Accounts Date, been in material default in respect of any prescribed accounting period as mentioned in section 59 or section 59A VATA 1994.

27.5 Within the last three years, no member of the UK Group has been registered for the purposes of VATA 1994 otherwise than as part of the VAT Group referred to in paragraph 34.1 above or, since the Severance Date, as an independently registered company and no such member has, within that three-year period, been a member of any other group for the purposes of VATA 1994.

27.6 Details of any claim made by a member of the UK Group for bad debt relief under section 36 VATA 1994 within the last three years have been disclosed in writing to the Purchaser.

27.8 No member of the UK Group has made an election to waive exemption in relation to any land in accordance with paragraph 2 of Schedule 10 VATA 1994.

27.9 The Disclosure Letter contains details of any assets of each member of the UK Group to which the provisions of Part XV Value Added Tax Regulations 1995 (the Capital Goods Scheme) apply and in particular:-

     (A) the identity (including, in the case of leasehold property, the term of years), date of acquisition and cost of the asset; and

     (B) the proportion of input tax for which credit has been claimed (either provisionally or finally in a tax year and stating which).

27.10 No agreement or arrangements have been made or are in place under which any member of the UK Group is or could become liable (except as provided for in the Management Accounts) to make any payment to the Representative Member (or any other past or present member of the VAT Group) in respect of some or all of the Representative Member's liability to account to H.M. Customs and Excise for VAT.

28. Stamp Duty

All documents which are required to be stamped, which are in the possession of any member of the Baltic Group and by virtue of which any member of the Baltic Group has any right, have been duly stamped.

29. Residence

The country which is given in Schedule 6 (Basic Information about the Companies) and in Schedule 7 (Basic Information about the Subsidiaries) as the tax residence of any member of the Baltic Group is the only country whose tax authorities seek to charge tax on the world-wide profits or gains of that member of the Baltic Group.

30. Miscellaneous Tax

31.1 Except in relation to the Italian Companies, or on a disposal of an asset by any member of the Baltic Group for a consideration equal to the value attributed to the asset in the Management Accounts, no liability to Taxation will arise or any liability which would arise would not exceed the amount taken into account in respect of that asset in computing the maximum liability to deferred Taxation as stated in the Management Accounts.

31.2 The Disclosure Letter contains details of each claim under Section 152 or 153 TCGA 1992 made before the date of this agreement to which Section 154 TCGA 1992 applies and which affects any asset owned by any member of the Baltic Group on or after the 1998 Accounts Date (except where the held-over gain is treated as having accrued prior to the 1998 Accounts Date).

31.3 No member of the UK Group will incur a liability to tax under Section 179 TCGA 1992 as a result of the parties hereto entering into this agreement.

31.4 The Italian Companies and the German Company will not incur any liability to taxation as a result of the parties hereto entering into this agreement.

31.5 No member of the Baltic Group has any obligation to make payments to any UK company within the Retained Group in respect of any surrenders of group relief, advance corporation tax or tax refund and no UK company has any obligation to make any such surrender to any member of the Retained Group (save as provided in the Tax Covenant).

31.6 No member of the UK Group has without the prior consent of H.M. Treasury caused, permitted or entered into a transaction specified in Section 765 ICTA 1988.

31.7 No liability to tax will arise on the repayment of any debt owed by any member of the Baltic Group at the value at which such debt is recorded or reflected in the Management Accounts.

31.8 Since 6 April 1965, no member of the UK Group has made a repayment of share capital to which Section 210 ICTA 1988 applies or issued share capital as paid-up other than by a receipt of new consideration within the meaning of Part VI ICTA 1988.

31.9 So far as the Sellers are aware, no Seller has nor has any member of the Baltic Group been subject to tax in the United States.

                                   Schedule 3
  (Limitations on the Sellers' Liability under the Warranties and Undertakings)

Referred to in clause 7 (Purchaser's Remedies and Sellers' Limitations on
                              Liability)

1.       Agreements to which this Schedule is Applicable

         The parties intend that the provisions in this schedule apply both to this agreement and, where expressly stated in this schedule, to the Tax Covenant (in addition to the limitations (if any) set out in that document). Accordingly, for the purposes of this schedule, "Undertakings" shall mean any undertaking given by or on behalf of the Sellers in or pursuant to this agreement but unless expressly stated in this Schedule shall not include any undertaking given in accordance with paragraph 8 of Part A of Schedule 10 (Penison) or any other undertaking by the Covenantors in the Tax Covenant.

2.       Warranties and Undertakings

         Notwithstanding anything in this agreement to the contrary, the provisions of this schedule shall operate to limit the liability of the Sellers and where relevant the Covenantors both in respect of any claim by the Purchasers for any breach of or inaccuracy in the Warranties or in respect of the Undertakings and where expressly stated in this Schedule the provisions of the Tax Covenant.

         For the avoidance of doubt, "Damages" includes any payment under any Undertaking including where expressly stated in this Schedule the provisions of the Tax Covenant.

3.       Limitations on Liability under Warranties and Undertakings

3.1      Limitation on Quantum

(A) Subject to sub-paragraph 3.1 (B) the Purchasers shall not be entitled in any event to damages or other amount in respect of any claim or claims:-

(i) under any of the Warranties or Undertakings (but excluding claims under the Tax Covenant) unless and until the aggregate amount of all such substantiated claims exceeds (pound)10,000,000 (and, for the avoidance of doubt, once this limit has been reached, the Purchasers shall be entitled to the whole amount of the substantiated claims and not merely the excess); and

(ii) under the Tax Covenant unless and until the aggregate amount of all such substantiated claims exceeds (pound)150,000 (and, for the avoidance of doubt, once this limit has been reached, the Purchasers shall be entitled to the whole amount of the claims and not merely the excess).

(B) For the purposes of paragraph 3.1(A)(i) only "substantiated" means a claim for which the Sellers may be liable which is admitted or proved in a court of competent jurisdiction.

(C) The total aggregate liability of the Sellers under or pursuant to this agreement (whether for breach of the Warranties or under the Undertakings or otherwise but excluding claims under the Tax Covenant) shall not in any event exceed (pound)126,500,000.

(D) The total aggregate liability of the Sellers under or pursuant to this agreement (whether for breach of the Warranties or under the Undertakings or otherwise including claims under the Tax Covenant) shall not in any event exceed (pound)253,000,000.

(E) For the purpose of sub-paragraph 3.1(A), where a claim relates to more than one event, circumstance, act or omission which event, circumstance, act or omission would separately constitute a breach of or give rise to a claim for breach of any of the Warranties or under the Undertakings, such claim shall be treated as a separate claim in respect of each such event, circumstance, act or omission.

3.2      Time Limits for Bringing Claim

         No claim shall be brought against the Sellers in respect of any breach of the Warranties or under any of the Undertakings or the Tax Covenant unless the Purchasers shall have given to the Sellers and/or the Covenantors written notice of such claim specifying (in reasonable detail) the matter which gives rise to the breach or claim, the nature of the breach or claim and the amount claimed in respect thereof (detailing the Purchasers' calculation of the loss thereby alleged to have been suffered by it):-

(A) on or before the expiry of a period of seven years and one month from the 1998 Accounts Date in respect of claims relating to taxation; or

(B) on or before the expiry of a period of 10 years from the 1998 Accounts Date in respect of claims relating to Italian Social Security payments ; or

(C) on or before the date falling 26 months after the date of Completion in respect of any other matters

         PROVIDED that the liability of the Sellers and/or the Covenantors under this sub-paragraph shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within six months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon any of the Sellers and/or the Covenantors.

3.3      Conduct of Litigation

(A) Upon any Purchaser becoming aware of any claim, action or demand against it or matter likely to give rise to any of these in respect of the Warranties and Undertakings, the Purchasers shall and shall procure that the appropriate member of the Baltic Group shall:-

                    (i) as soon as practicable notify any of the Sellers by written notice after it appears to any Purchaser that such Seller may become liable under the Warranties or Undertakings or any assessment or claim of a third party received by or coming to the notice of any Purchaser may result in a claim under the Warranties or Undertakings;

                    (ii)  subject  to  the  Sellers  indemnifying  the  relevant
                    Purchaser to its reasonable satisfaction against any liability, costs, damages or expenses (including reasonable legal fees and out-of-pocket expenses) which may be incurred thereby take such action and give such information and access upon reasonable notice and during normal working hours to personnel, premises, chattels, documents and records to the Sellers and their professional advisers as the Sellers may reasonably request and the relevant member of the Baltic Group to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto as the Sellers may reasonably request;

                    (iii) at the request of the Sellers, allow the Sellers to take the sole conduct of such actions as the Sellers may deem appropriate in connection with any such assessment or claim in the name of the Purchasers or the appropriate member of the Baltic Group and in that connection the Purchasers shall give or cause to be given to the Sellers all such assistance as the Sellers may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall at the Sellers' cost instruct such solicitors or other professional advisers as the Sellers may nominate to act on behalf of the Purchasers or the appropriate member of the Baltic Group, as appropriate, but to act in accordance with the Sellers' sole instructions Provided that the Sellers shall keep the Purchasers fully and promptly informed of the details of the action;

                    (iv) make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Sellers (not to be unreasonably withheld or delayed); and

                    (v) take all reasonable action to mitigate any loss suffered by it or any member of the Baltic Group in respect of which a claim could be made under the Warranties or the Undertakings.

          (B) In any event, the Sellers shall be entitled at any stage and at their sole discretion to settle any such third party assessment or claim. The Sellers shall notify the Purchasers of any decision so to settle such assessment or claim.

3.4      No Liability if Loss is Otherwise Compensated For

(A)      Purchasers can only claim once

(i) The Purchasers and those deriving title from the Purchasers on or after Completion shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once between them in respect of any individual breach of the Warranties or claim under the Undertakings or the Tax Covenant.

(ii) No liability shall attach to the Sellers by reason of any breach of the Warranties if the same loss occasioned to the Purchasers by reason of such breach has been recovered under the Undertakings or the Tax Covenant and no liability shall attach to the Sellers under the Undertakings if the same loss has been recovered by a claim under the Warranties or the Tax Covenant given by them.

(iii) The Sellers shall not be liable for breach of any of the Warranties nor under any of the Undertakings to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchasers or any member of the Baltic Group.

(B)      Taxation

                  In calculating the liability of the Sellers for any breach of the Warranties or any of the Undertakings there shall be taken into account the amount by which any taxation for which any member of the Baltic Group is now, or in the future, accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability.

(C)      Insurances

                  If, in respect of any matter which would give rise to a breach of the Warranties or a claim under the Undertakings, any member of the Baltic Group is entitled (or would have been so entitled had the Purchasers maintained in force or but for any change in the terms of the policies of insurance maintained by or on behalf of any member of the Baltic Group immediately prior to Completion or policies providing equivalent cover thereto, provided that such insurance is available in the market at a cost which is not materially greater than its cost at the date of this agreement) to claim under any policy of insurance, then any such insurance claim (or any claim which could have been made had such policies or their equivalents been maintained as aforesaid) shall then reduce by the amount recovered or extinguish any such claims for breach of the Warranties or under the Undertakings.

(D)      Recovery from Third Parties

                    (i) Where any Purchaser and/or any member of the Baltic Group is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the Warranties and/or the Undertakings or under any of the other provisions of this Agreement (whether before or after any amount has been paid by the Sellers to the Purchasers in respect of such claim), subject to the Sellers indemnifying the Purchasers or, as the case may be, the relevant member of the Baltic Group, to its reasonable satisfaction against any liability, costs, damages or expenses (including reasonable legal fees and out-of-pocket expenses), the Purchaser shall, and shall procure that the relevant member of the Baltic Group shall, undertake all reasonable steps to enforce such recovery and if any Purchaser or the relevant member of the Baltic Group recovers any amount from such other person, the amount of the claim against the Sellers shall be reduced by the amount recovered or, as the case may be, the Purchaser shall forthwith repay to the Sellers so much of the amount paid by the Sellers to the Purchasers or the relevant member of the Baltic Group as does not exceed the sum recovered from such other person.

                    (ii) If any amount is repaid to the Sellers by any Purchaser or the relevant member of the Baltic Group pursuant to sub-paragraph (D)(i) above, an amount equal to the amount so repaid shall be deemed never to have been paid by the Sellers to the Purchasers for the purposes of paragraph 3.1.

3.5      Acts of the Purchasers

(A) No claim shall lie against the Sellers under the Warranties or Undertakings to the extent that such claim is attributable to:-

                    (i) any voluntary act, omission, transaction or arrangement carried out at the request of or with the consent of any Purchaser before Completion;

                    (ii) any voluntary act, omission, transaction or arrangement carried out by any Purchaser or on its behalf or by persons deriving title from any Purchaser on or after Completion except for acts, omissions, transactions or arrangements done by any Purchaser or on their behalf or by persons deriving title from any Purchaser in the ordinary course of carrying on the business of the Baltic Group as such business was carried on as at Completion; or

(iii) any admission of liability made after the date hereof by any Purchaser or on their behalf or by persons deriving title from any Purchaser on or after Completion.

3.6      Allowance, Provision or Reserve in the Management Accounts

         No matter shall be the subject of a claim for breach of any of the Warranties or under the Undertakings to the extent that allowance, provision or reserve in respect of such matter shall have been made in the Management Accounts or has been included in calculating creditors or deducted in calculating debtors in the Management Accounts and (in the case of creditors or debtors) is identified in the records of the relevant member of the Baltic Group and such allowance, provision or reserve has not otherwise been utilised in respect of matters to which it related at the time it was made.

3.7      Future Legislation

         Save as provided for in the definition of Environmental Laws, no liability shall arise in respect of any breach of any of the Warranties or under the Undertakings if and to the extent that liability for such breach occurs or is increased wholly or partly as a result of any legislation not in force at the date of this agreement.

3.8      Taxation

(A) The Sellers shall not be liable in any event in respect of any breach of the Warranties or claim under the Undertakings if such breach or claim would not have occurred or arisen but for:-

(i) any change in the basis of, method of calculation of, or increase in the rate or rates of taxation or changes in the practice of the Inland Revenue made or coming into effect after the date hereof but with retrospective effect or the withdrawal of any extra-statutory concession currently granted by any Revenue Authority; or

(ii) any assessment of taxation arising as a result of a transaction in the ordinary course of business of the Baltic Group (which expression should include disposals of any capital assets in the ordinary course of business) since the 1998 Accounts Date.

(B) The Sellers shall not be liable for any claim to the extent that it arises wholly or partly out of or is increased by virtue of a withdrawal or amendment of a claim regarding capital allowances and disregarding non-trading deficits available to any member of the Baltic Group after Completion of any capital allowances available to it.

(C) The Sellers shall not be liable in respect of any tax claims if and to the extent to which:-

(i) such tax claim is a claim in respect of corporation tax upon actual (but not deemed) income, profits or gains of any member of the Baltic Group since the 1998 Accounts Date or in respect of any tax which would not have arisen but for transactions (not including distribution) entered into by any member of the Baltic Group since the 1998 Accounts Date in the ordinary course of its business or in the ordinary course of acquiring or disposing of its capital assets; or

(ii) any pre-completion relief is available to relieve or otherwise mitigate prior liability of any member of the Baltic Group for tax which is the subject matter for such tax claim; or

(iii) such tax claim arises or is increased by virtue of the failure or omission by any member of the Baltic Group to make any claim, election, surrender or disclaimer or give any notice or consent to any other thing after Completion, the making, giving or doing of which was taken into account in computing the provision for tax or deferred tax in the Management Accounts; or

(iv) such tax claim arises or is increased by virtue of a withdrawal or amendment by any member of the Baltic Group after Completion of a claim relating to capital or other allowances available to and claimed by any member of the Baltic Group in respect of any period ending on or before the 1998 Accounts Date; or

(v) such tax claim arises or is increased by virtue of any claim, disclaimer or election made or notice of consent given by any member of the Baltic Group after Completion.

3.9      Purchasers' Knowledge

         The Purchasers confirm that they are not aware of any matter which would entitle them to bring a claim under the Warranties or Undertakings at the date of this agreement and for this purpose the Purchasers shall be deemed to be aware only of the information within the actual knowledge of Richard Kalaher, George Kerckhove, Robert Wellbrock, Kevin Tubbs, Peter Rogers, Adrian Deshotel and Thomas Battaglia.

3.10     No Liability for Contingent or Non-Quantifiable Claims

         If any breach of the Warranties or claim under the Undertakings arises by reason of some liability of any member of the Baltic Group which, at the time such breach or claim is notified to the Sellers, is contingent only or otherwise not capable of being quantified, then the Sellers shall not be under any obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent or otherwise becomes capable of being quantified, as the case may be.

3.11     Information Memorandum and Independent Advice of the Purchasers

         Each Purchaser acknowledges and agrees with the Sellers (for itself and for the benefit of its officers, employees and advisers and as trustees for such officers, employees and advisers) that:-

          (A) the invitation to it by the Sellers to consider the purchase of the Shares and the provision of information relating to the Company, its undertaking, financial position or prospects (including, in particular but without limitation, the information contained in the Information Memorandum) was made by the Sellers and accepted by the Purchasers, and this agreement is entered into, on the basis and condition that neither the Sellers nor any of their subsidiaries nor any of the Sellers or subsidiaries' officers, employees and advisers has made or makes any representation or warranty as to the accuracy or completeness of such information, or accepts any duty of care in relation to the Purchasers in respect of the provision of such information and that none of such persons shall be under any liability to the Purchasers in the event that, for whatever reason, such information (including, in particular but without limitation, the information contained in the Information Memorandum referred to above) is or becomes inaccurate, incomplete or misleading in any particular; and

          (B) the Purchasers have had independent legal and financial advice relating to the purchase of the Shares and to the terms of this agreement and the documents to be executed pursuant to it, including the terms of this paragraph.

         The provisions of this paragraph 3.11 apply to limit the liability of the Covenantors under the Tax Covenant.

3.12     Payment of Claim to be Reduction in Purchase Price

         Any payment made by the Sellers in respect of any claim under the Warranties or under the Undertakings or under the Tax Covenant shall be deemed to be a reduction in the total consideration payable under clause 3 (Consideration) of this agreement in respect of the sale of the shares of the company in respect of which the liability to pay arose or, where the liability to pay arose in respect of a subsidiary, it shall be deemed to be a reduction in the total consideration payable for the shares of the company of which that subsidiary is a subsidiary.

3.13     Environmental Matters

         (A) Each Purchaser agrees that it will only carry out an environmental assessment of a Relevant Property required (in each case in its reasonable judgement) in any of the following situations:

                    (i) a Phase I or Phase II environmental assessment conducted pursuant to the American Standard Corporate Policy on Due Diligence (a copy of which, together with ASTM Designation E1527 - 97 Standard Practice for Environmental Assessments:
                    Phase I Environmental Site Assessment Process, ASTM Designation E1903 - 97 Standard Practice for Environmental
                    Assessments: Phase II Environmental Site Assessment Process and ASTM Designation E1528 - 96 Standard Practice for Environmental Site Assessments: Transaction Screen Process (each as amended from time to time), referred to therein, are attached as Annex I hereto), as such Policy or Standard Practice may be implemented in order to conform to the laws (from time to time in force), governmental requirements or standard practices (where such standard practices are more comprehensive or stringent) of the jurisdiction in which the Relevant Property is located; or

                    (ii) an environmental assessment required under any Environmental Laws (as they may be amended from time to time), Environmental Agreements (as they may be entered into or varied from time to time) or Environmental Permits (as they may be obtained or varied from time to time); or

                    (iii) an environmental assessment which would be carried out by a reasonably prudent owner, lessee or occupier acting in accordance with sound environmental practices; or

                    (iv) an environmental assessment required for the purpose of any sale, transfer, lease or other disposal of (i) the Relevant Property or (ii) the member of the Baltic Group which is the direct or indirect owner thereof; or

                    (v) an environmental assessment required in connection with an application for a planning consent or for the purposes of deciding whether any redevelopment, extension or improvement of the Relevant Property or any facility thereon could be made or whether all or any part of the Relevant Property or any facility thereon could be closed, no longer used or demolished; or

                    (vi) an environmental assessment required for the purposes of deciding whether there could be a change of use or operations at the Relevant Property or any part of it; or

                    (vii) an environmental assessment resulting from the Purchaser's receipt of or reaction to information that suggests that pollution or contamination is present at, or has migrated or been released or discharged from, or may be released, discharged or migrate from, or spread within, the Relevant Property; or

                    (viii) an environmental assessment required for any funder, lender, trustee or agent in connection with any financing or funding arrangement; or

                    (ix) an environmental assessment required for the purposes of obtaining, maintaining or increasing insurance; or

                    (x) an environmental assessment required in connection with any actual or pending civil or criminal litigation or arbitration, administrative or other proceeding.

                    Each Purchaser shall consult the Guarantor before carrying out a Phase 2 environmental assessment at a Relevant Property and shall upon request keep the Guarantor informed of the results and findings of such assessment.

                    (B) The Sellers shall have no liability to the Purchasers in respect of Environmental Matters under the Warranties except under paragraph 19 (The Environment) of Schedule 2 (Warranties).

          (C) For the purposes of the  Warranties  contained in paragraphs  19.5
          and  19.12  of   Schedule  2,  Clause  6.2  shall  not  apply  to  any
          Environmental Agreement.

3.14     Intellectual Property Matters

         The Sellers  shall have no  liability to the  Purchasers  in respect of
         Intellectual   Property  matters  under  the  Warranties  except  under
         paragraph 14 (Intellectual Property) of Schedule 2 (Warranties).

3.15     Information Technology

         The Sellers shall have no liability to the Purchasers in respect of Information Technology under the Warranties except under paragraph 15 (Information Technology) of Schedule 2 (Warranties).

                                   Schedule 4
                                 (Tax Covenant)



The Tax Covenant shall be in the form of the deed prepared by the Sellers' Solicitors which has (for the purposes of identification only) already been signed by the Purchasers' Solicitors.



                                   Schedule 5
                            (Ownership of the Shares)

                                     Part A

Name and address of, and numbers of Shares beneficially owned by the relevant member of the Retained Group

                     (1)                                  (2)                              (3)

                                                      Registered                Number of
       Full name                                      address                   Shares owned

Blue Circle Bathrooms Limited                  84 Eccleston Square,       32,019,398 deferred ordinary and
                                               London SW1V 1PX            626,735,898 ordinary shares in Blue
                                                                          Circle Plumbing Fixtures Limited
Blue Circle Home Products BV                   Galvanistraat 20, 3861     30,000,000 ordinary shares in
                                               NJ, Nijkerk,               Ceramica Dolomite Spa
                                               The Netherlands
Blue Circle Home Products BV                   Galvanistraat 20, 3861     All the parts in Ceramiche Senesi
                                               NJ, Nijkerk,               S.r.l.
                                               The Netherlands
Blue Circle Home Products Beteilligungs GmbH   August Brotje Strasse 17,  Share in Ceramica Dolomite GmbH
                                               D-26180, Rastede,          Sanitarkeramik in the nominal amount
                                               Germany                    of DM50,000


                                     Part B

Details of above shares registered in the names of persons other than the relevant member of the Retained Group.

Each member of the Retained Group is the registered holder of the Shares set opposite his name above, with the exception of the following Shares which are held by the registered holders whose names are set opposite them as nominee for the member of the Retained Group whose name is set opposite them:-

Number and class
of Shares not
registered in name                        Name of                                Name of Sellers who
of beneficial owner                       nominee holder                         is beneficial owner
100 ordinary                              Gordon Francis Franklin                Blue Circle Bathrooms Limited


                                   Schedule 6
                     (Basic Information about the Companies)

1. Companies

1.1 Blue Circle Plumbing Fixtures Limited

     (A) Registered number : 00091891

     (B) Date of incorporation : 31.01.1907

     (C) Place of incorporation : United Kingdom

     (D) Address of registered office : Armitage Rugeley, Staffordshire, WS15
           4BT

     (E) Class of company : Private Limited

     (F) Authorised share capital :(pound)18,000,000 divided into 32,024,718 deferredordinary shares of 25p each and 999,382,050 ordinary shares of 1p each

     (G) Issued sharecapital: 32,019,398 deferred ordinary shares of 25p each and 626,735,898 ordinary shares of 1p each (H) Members Number of Full name Registered address Shares held Blue Circle Bathrooms 84 Eccleston Square, 32,019,398 deferred Limited London SW1V 1PX ordinary Blue Circle Bathrooms 84 Eccleston Square, 626,735,798 ordinary Limited London SW1V 1PX Gordon Francis Franklin 100 ordinary (I) Directors:

 Full name                     Usual residential address       Nationality
 George John Letham            27 Weeping Cross                British
                               Stafford ST17 0DS
                               England
 Michael Richard Schofield     10 Minster Close                British
                               Knowle
                               Solihull
                               West Midlands  B93 9LZ
 Jeremy Christopher Watts      Uplands                         British
                               Flitton
                               Bedfordshire MK45 5ED

(J) Secretary:

 Full name                     Usual residential address
 Peter Gilbert Carruthers      4 Truro Close
                               Lichfield
                               Staffordshire WS13 7SR

(K) Accounting reference date : 31st December
(L) Auditors                  : Ernst & Young
(M) Tax residence             : UK
(N) Business activities       : Manufacture and supply of Bathroom equipment


1.2  Ceramica Dolomite Spa

(A)      Registered number                 :    7165
(B)      Date of incorporation             :    20.07.1990
(C)      Place of incorporation            :    Italy
(D)      Address of registered office      :    via Cavassco Inferiore 160, 32028, Trichiana,
                                                BL, Italy
(E) Class of company : Societa per azioni
(F)      Authorised share capital          :    IL 30,000,000,000 divided into IL 30,000,000
                                                of IL 1,000 each
(G)      Issued share capital              :    IL30,000,000,000
(H)      Members



                                                                               Number of
         Full name                     Registered address                       Shares held
         Blue Circle Home Products BV  Galvanistraat 20,                        30,000,000 ordinary shares
                                       3861 NJ, Nijkerk,
                                       The Netherlands.

(I)      Directors:

          Full name                     Usual residential address                Nationality
          Dr Luigi Arsellini            33100 Udine Via Alessandro Volta 52
                                        Italia.
          Mr Gordon F. Franklin         The Cottage,                             British
                                        Hunningham,
                                        Leamington Spa
                                        Warwickshire  CV33 9DT
          Mr Michael R. Schofield       10 Minster Close,                        British
                                        Knowle,
                                        Solihull,
                                        W. Midlands  B93 9LZ

(J)      Accounting reference date                                    :    31st December
(K)      Auditors                                                     :    Ernst & Young
(L)      Tax residence                                                :    Italy


1.3 Ceramiche Senesi S.r.l

       (A)      Company ID                                  :    9073
       (B)      Date of incorporation                       :    11th December, 1990
       (C)      Place of incorporation                      :    Italy
       (D)      Address of registered office                :    via Cavassco Inferiore 160, 32028 Trichiana
                                                                 (Bellino) Italy
       (E)      Class of company                            :    Societa responsabilita limitata
       (F)      Authorised share capital                    :    IL 2,000,000,000
       (G)      Issued share capital                        :    IL 2,000,000,000
       (H)      Members

                                                                                       Number of
                Full name                     Registered address                       Shares held
                Blue Circle Home Products BV  Galvanistraat 20,                        all the parts
                                              3861 NJ, Nijkerk,
                                              The Netherlands.
(I)      Directors:

                Full name                     Usual residential address                Nationality
                Mrs Valeria Fant              32020 Limana. Italy                      Italian

                Mr  Pietro Ranon              32028 Trichiania. Italy                  Italian
                Mr Enzo Sacchiero             21014 Lavano Mombello VA. Italy          Italian
                Mr Michael R. Schofield       10 Minster Close,                        British
                                              Knowle,
                                              Solihull,
                                              W. Midlands  B93 9LZ
       (J)      Accounting reference date                                      :    31st December
       (K)      Auditors                                                       :    Ernst & Young
       (L)      Tax residence                                                  :    Italy


1.4 Ceramica Dolomite GmbH Sanitarkeramik

       (A)      Registered number               :    HRB 105849
       (B)      Date of incorporation           :    22nd April, 1994
       (C)      Place of incorporation          :    Germany
       (D)      Address of registered office    :     Mulhauser Feld 3, 85664 Hohenlinden, Germany
       (E)      Class of company                :    Private Company limited by shares
       (F)      Authorised share capital        :    DM 50,000
       (G)      Issued share capital            :    DM 50,000
       (H)      Members
                                                                                       Number of


               Full name                     Registered address                       Shares held
                Blue Circle Home Products     August Brotje Strasse 17,                shares in the nominal
                Beteiligungs GmbH             D-261 80, Rastede,                       value of DM50,000
                                              Germany.

(I)      Directors:

                Full name                     Usual residential address                Nationality
                Mr Andrew Cooksey             August Brotje Strasse 17
                Mr Claudio Furmenti           32100 Belluno via Riveabella
                Mr Gunnar E Kruger            84405 Dorfen (D) Via Polding 2
       (J)      Accounting reference date                   :    31st December
       (K)      Auditors                                    :    Ernst & Young
       (L)      Tax residence                               :    Germany